Exhibit 10.43

ASSET PURCHASE AGREEMENT

BETWEEN

CHIEF OIL & GAS LLC,

CHIEF EXPLORATION & DEVELOPMENT LLC, AND

RADLER 2000 LIMITED PARTNERSHIP,

AS SELLER,

AND

EXCO HOLDING (PA), INC.

AS BUYER

As of December 15, 2010

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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Schedules and Exhibits

Schedule 1.5	—	Allocated Values
Schedule 1.6	—	Prepaid Expenses
Schedule 3.3	—	Governmental Entities
Schedule 3.4	—	No Conflicts
Schedule 3.5	—	Contracts; Leases
Schedule 3.6	—	Title and Condition of Purchased Assets
Schedule 3.8	—	Oil and Gas Operations
Schedule 3.9	—	Environmental Matters
Schedule 3.10	—	Compliance with Laws
Schedule 3.11	—	No Litigation
Schedule 3.12	—	Brokers’ Fees
Schedule 3.15	—	AFEs and Other Commitments
Schedule 3.16	—	Well Status and Plugging & Abandonment
Schedule 3.17	—	Current bonds
Schedule 3.18	—	Non-Consent Operations
Schedule 3.19	—	Consents
Schedule 3.20	—	Permits
Schedule 3.21(a)	—	Payout Balances
Schedule 3.21(b)	—	Imbalances
Schedule 3.22	—	Tax Matters
Schedule 3.23	—	Tax Partnership
Schedule 3.24	—	Royalties and Suspense
Schedule 5.1	—	Governmental Approvals
Schedule 6.3(k)	—	Preferential Rights of Third Persons to Purchase Production
Schedule 10	—	Additional Properties

Exhibit A	—	Leases
Exhibit B	—	Wells
Exhibit C	—	Excluded Fee Mineral Interests, Royalty Interests and Overriding Royalty Interests
Exhibit D	—	Bonds, etc. to be Replaced at Closing
Exhibit E	—	Map of Additional Properties Area
Exhibit F	—	Water Rights
Exhibit G	—	Transition Services Agreement
Exhibit H	—	Tax Partnership Agreement
Exhibit I	—	Forms of Assignment and Bill of Sale
Exhibit J	—	Form of Escrow Agreement
Exhibit K	—	List of Counties and Townships for Post-Closing Agreement
Exhibit L	—	Post-Closing Agreement

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is dated December 15, 2010, and is between CHIEF EXPLORATION & DEVELOPMENT LLC, a Texas limited liability company (“Chief E&D”), CHIEF OIL & GAS LLC, a Texas limited liability company (“Chief O&G”), and RADLER 2000 LIMITED PARTNERSHIP, a Texas limited partnership (“Radler” and, together with Chief E&D and Chief O&G, “Seller” or “Sellers”), and EXCO HOLDING (PA), INC., a Delaware corporation (“EXCO” or “Buyer”).

INTRODUCTION:

Seller owns certain interests in certain oil and gas properties and related assets in the Commonwealth of Pennsylvania.

Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, Seller’s interest in and to such oil and gas properties and related assets upon the terms in this Agreement.

The Parties therefore agree as follows:

ARTICLE I

PURCHASE AND SALE OF PURCHASED ASSETS

1.1 Purchased Assets . Subject to the terms and conditions in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller all of Seller’s rights, titles, interests in and to the following (the “Purchased Assets”):

(a) All of the oil and gas leases described in Exhibit A hereto along with the Additional Properties described in Schedule 10 hereto, whether Seller’s interest is correctly or incorrectly described in Exhibit A or Schedule 10, respectively (each, a “Lease” and sometimes, collectively, the “Leases”);

(b) The Hydrocarbon wells described in Exhibit B hereto (“Wells”) which are drilled or subject to a well proposal, whether pursuant to a joint operating agreement or otherwise, on the Leases or on pooled units which include the Leases (the Wells together with the Leases are hereinafter collectively referred to as the “Subject Interests”);

(c) To the extent transferable or assignable, all presently existing and valid operating agreements, oil, gas or mineral unitization, pooling, and/or communitization agreements, declarations and/or orders (including, without limitation, all units formed under orders, rules, regulations, or other official acts of any federal, state, or other authority having jurisdiction, and voluntary unitization agreements, designations or declarations), production sales contracts, and other agreements and contracts described in Schedule 3.5 to the extent that they relate to any of the properties described in subsections (a) and (b) above (each an “Assigned Contract” and, collectively, the “Assigned Contracts”);

(d) All surface or subsurface machinery, equipment, platforms, facilities, supplies or other property of whatsoever kind or nature, wherever located, which relate to or are useful or being held for use for the exploration, development, or maintenance of any of the Subject Interests and the production of Hydrocarbons from the Subject Interests, or the treatment, storage, gathering, transportation or marketing of the production of the Subject Interests or allocated to the Subject Interests (collectively, the “Equipment”);

(e) All: (i) Hydrocarbons produced from or attributable to the Leases and Wells with respect to all periods after the Effective Time; and (ii) proceeds from such Hydrocarbons;

(f) To the extent owned or licensed by Seller and to the extent it can be licensed, sublicensed or transferred without payment of license or transfer fees, or to the extent Buyer agrees in its sole discretion to pay a Third Person for applicable license or transfer fees, a non-exclusive license in form and substance reasonably acceptable to Seller and Buyer (or sublicense (reasonably acceptable to the owner of the information, Seller and Buyer), as applicable) of all geophysical, seismic and related technical data relating to the lands covered by the Leases or pooled with those lands, together with any data (other than seismic data) relating to reserves or otherwise relating to the Subject Interests;

(g) All books, files, abstracts, title opinions, title reports, land and lease files, surveys, filings, well logs, production reports and reports with Governmental Entities, Tax information and Tax Returns (excluding all income tax returns), maps, geological and geophysical data, and records of Seller related to the operation or ownership of the Purchased Assets, excluding seismic data, studies and information that Seller is prohibited from sharing, and for which no consent to assignment is obtained following Reasonable Best Efforts to obtain such consent (including allowing Buyer to pay any transfer fee or similar cost) (collectively, the “Records”);

(h) All rights, claims and causes of action to the extent attributable to ownership, use, maintenance or operation of the Purchased Assets after the Effective Time, including past, present or future claims, whether or not previously asserted by Seller;

(i) All: (i) fees, proceeds, revenues, accounts, instruments and general intangibles and economic benefits attributable to the Purchased Assets with respect to any period of time after the Effective Time; (ii) Liens in favor of Seller, including Liens securing payment for production of Hydrocarbons produced from the Purchased Assets (but only to the extent such Liens relate to the period after the Effective Time), whether choate or inchoate, under any Law or under any of the Assigned Contracts, arising from the ownership, sale or other disposition after the Effective Time of any of the Purchased Assets; and (iii) any claim of indemnity, contribution or reimbursement relating to the Assumed Liabilities;

(j) All intangible rights, inchoate rights, transferable rights under warranties made by prior owners, manufacturers, vendors and Third Persons, and rights accruing under applicable statutes of limitation or prescription, to the extent related or attributable to the Purchased Assets;

(k) To the extent assignable by Seller, all licenses, permits, approvals, consents, franchises, certificates and other authorizations and other rights granted by Governmental Entities and all certificates of conveniences or necessity, immunities, privileges, grants and other rights that relate primarily to the ownership, use, maintenance or operation of the Purchased Assets; and

(l) The water impoundments, water sources, disposal sites and water withdrawal rights described in Exhibit F.

1.2 Excluded Assets . Notwithstanding Section 1.1, the Purchased Assets do not include the following assets of Seller (the “Excluded Assets”):

(a) All rights and choses in action, arising, occurring or existing in favor of Sellers prior to the Effective Time or arising out of the operation of or production from the Purchased Assets prior to the Effective Time (including any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Sellers and relating and accruing to any time period prior to the Effective Time); provided, however, notwithstanding anything herein to the contrary, Excluded Assets shall not include any rights and choses in action arising or attributable to any Minimum Royalty Litigation with respect to the Purchased Assets regardless of whether such rights or choses in action are attributable to periods prior to, on or after the Effective Time;

(b) Any accounts payable accruing before the Effective Time;

(c) All corporate, financial, Tax and legal (other than title) records of Sellers;

(d) All contracts of insurance or indemnity;

(e) All Hydrocarbon production from or attributable to production from the Properties with respect to all periods prior to the Effective Time as described in Section 1.6 and all proceeds attributable thereto;

(f) Any refund of costs, Taxes or expenses borne by Sellers attributable to the period prior to the Effective Time;

(g) All deposits, cash, checks, funds and accounts receivable attributable to Sellers’ interests in the Properties with respect to any period of time prior to the Effective Time;

(h) Other than as set forth in Section 1.1(f), Section 1.1(g) or to the extent used exclusively in the operation of the Purchased Assets, the computer or communications software or intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Sellers;

(i) Any logo, service mark, copyright, trade name or trademark of or associated with Sellers or any Affiliate of Sellers or any business of Sellers or of any Affiliate of Sellers;

(j) All vehicles, offices and related office equipment;

(k) All gathering or other pipeline systems and related equipment, inventory, easements, licenses and rights of way currently or subsequently owned by Sellers or any Affiliate of Sellers (including Chief Gathering LLC) except wellsite flow lines;

(l) All fee mineral interests, royalty interest or overriding royalty interest owned by Sellers set forth on Exhibit C;

(m) Other than as set forth in Section 1.1(f) or Section 1.1(g), any seismic data, geological or geophysical data, or other similar data relating to the Purchased Assets or any interpretations thereof or other data or records related thereto that Sellers may not assign or transfer under its existing agreements and licenses without making any additional payments or incurring any liability or obligation; and

(n) The obligations of Enerplus Resources (USA) Corporation to bear a portion of the costs of Seller in the drilling of wells pursuant to that certain Enerplus JDA (the “Enerplus Carry”).

1.3 Assumed Liabilities . Subject to the terms and conditions in this Agreement, at Closing, Buyer shall assume and become responsible for all Assumed Liabilities. Other than the Assumed Liabilities, Buyer will not assume any Liabilities of Seller (the “Excluded Liabilities”).

1.4 Purchase Price . The purchase price for the Purchased Assets (other than the Additional Properties) is Four Hundred Twenty-Five Million dollars ($425,000,000) (the “Base Purchase Price”), subject to adjustment under Sections 1.6, 1.9, 5.3 and Article VI (the Base Purchase Price, as adjusted, “Purchase Price”); provided that Buyer shall deposit the Purchase Price in an escrow account (the “Escrow Account”) established at JPMorgan Chase Bank, N.A. (the “Escrow Agent”) pursuant to the terms of the escrow agreement (“Escrow Agreement”) attached hereto as Exhibit J.

(a) If Sellers obtain the Post-Closing Agreement pursuant to Section 5.1(d), or Buyer elects to waive Sellers’ obligation to obtain such Post-Closing Agreement pursuant to Section 1.4(b), then within three (3) days after receiving the Post-Closing Agreement or Buyer’s waiver of the obligation, the Parties shall instruct the Escrow Agent to (i) retain an amount equal to $42,500,000 (the “Escrow Amount”) and (ii) remit the balance of the Purchase Price by wire transfer of immediately available funds to the account designated by Sellers’ Representative within two (2) Business Days. The Escrow Amount shall be used to fund Sellers’ obligations (if any) with respect to Environmental Defects or Title Defects pursuant to Section 5.3 and Article VI, respectively. The Parties shall execute such withdrawal instructions as are necessary to instruct the Escrow Agent to remit any funds remaining in the Escrow Account to an account designated by Sellers’ Representative on the first business day following the Objection Date; provided, however that to the extent any Title Defects or Environmental Defects (i) are resolved in favor of Buyer on or prior to the Objection Date and would require a downward adjustment to the Purchase Price pursuant to Section 5.3 or Article VI, then the Parties shall execute such withdrawal instructions as are necessary to instruct the Escrow Agent to remit any funds necessary to satisfy Sellers’ obligations to an account designated by Buyer or (ii) remain unresolved after the Objection Date, the Parties shall retain funds in the Escrow Account in an amount equal to the asserted Title Defect Values or Environmental Defect Values for the unresolved defects until such matters are finally resolved in accordance with Section 5.3 and Article VI. In the event of any dispute arising from or relating to the Escrow Account, such dispute shall be resolved in accordance with Section 8.3(d).

(b) If Sellers do not obtain the Post-Closing Agreement pursuant to Section 5.1(d) on or before December 31, 2010, and Buyer does not elect to waive this post-closing obligation of Sellers, then Sellers shall have the right to extend the deadline to obtain the Post-Closing Agreement until 3:00 p.m. Dallas time on January 14, 2011 (the “Extended Post-Closing Agreement Period”). If, by the expiration of the Extended Post-Closing Agreement Period, Sellers do not obtain the Post-Closing Agreement, Buyer may either waive the obligation of Sellers to obtain the Post-Closing Agreement or elect to terminate this Agreement by written notice to Sellers. If, upon expiration of the Extended Post-Closing Agreement Period, (i) Sellers obtain the Post-Closing Agreement, or (ii) Sellers do not obtain the Post-Closing Agreement but Buyer waives the obligation of Sellers to obtain the Post-Closing Agreement, then the Parties shall proceed to release the funds and closing deliverables held in escrow pursuant to this Section 1.4 and Article II, respectively. If Buyer elects to terminate this Agreement pursuant to this Section 1.4(b), then within three (3) days after Buyer’s notice of termination, the Parties shall instruct the Escrow Agent to remit the Purchase Price to Buyer. In the event of such termination, all monies, proceeds, receipts, credits, and income, and all costs, payables, debits and expenses, accruing to the Purchased Properties for the period from the Effective Date to the date of termination, shall be the sole property and entitlement, and the sole responsibility, of Sellers and, to the extent received or paid by Buyer, Buyer shall fully disclose, account for, and promptly transmit to Sellers, or Sellers shall promptly transmit to Buyer, as the case may be. In the event of the termination of this Agreement by Buyer pursuant to this Section 1.4(b), none of the Parties shall have any liability hereunder of any nature whatsoever to the other Parties, including any liability for damages; provided, however, that Sellers shall indemnify Buyer for any claims or liability relating to the Purchased Properties regardless of when the events giving rise to such claims or liability occurred.

(c) For federal tax purposes, the sale of the Purchased Assets shall occur on the date Sellers obtain the Post-Closing Agreement or Buyer elects to waive the Sellers’ obligation to obtain the Post-Closing Agreement. The Parties intend for the payment of the Escrow Amount to be eligible for the installment method of reporting pursuant to Section 453 of the Code, and the Parties shall take no action that is inconsistent with the foregoing.

1.5 Allocated Values. Schedule 1.5 shows the agreed allocation of the Base Purchase Price plus the agreed allocation of the price for the Additional Properties among the Wells, the Leases and the other Purchased Assets. Such values (singularly, the “Allocated Value,” and collectively, the “Allocated Values”) shall be binding for purposes of adjusting the Base Purchase Price under Section 1.6, Section 5.3, and Article VI. For purposes of Tax filings, the Allocated Values shall be increased or decreased as follows: (a) any adjustments to the Base Purchase Price under Section 1.6, Section 5.3, or Article VI shall be applied to the amounts in Schedule 1.5 for the particular affected Purchased Assets, if determinable; and (b) any adjustments to the Base Purchase Price under Section 1.6 or Article VI that are not specific to any particular Purchased Asset or Purchased Assets (for example, general and administrative expense) shall be applied pro rata to each Purchased Asset allocation in Schedule 1.5 in proportion to the amount of each. Seller and Buyer each agrees that (i) the Allocated Values shall be used by it as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax returns, including Internal Revenue Service Form 8594, and (ii) neither it nor its Affiliates will take positions inconsistent with the Allocated Values in notices to Governmental Entities, in audit or other proceedings with respect to Taxes, in notices to preferential purchaser right holders, or in other documents or notices relating to the Transactions.

1.6 Adjustments to Base Purchase Price.

(a) The Base Purchase Price shall be adjusted as follows:

(i) The Base Purchase Price shall be increased by the sum of the following:

(A) an amount equal to any Property Taxes and Hydrocarbon Taxes paid by Seller as of Closing to the extent attributable (as contemplated and prorated under Section 1.7) to the Interim Period;

(B) an amount equal to all Operating Expenses attributable to the Purchased Assets that are incurred in the ordinary course of business and paid by Seller prior to Closing, to the extent attributable to the Interim Period, as calculated in accordance with GAAP and this Section 1.6; provided, however, in clause (A) above and this clause (B), that Seller has not been reimbursed by a Third Person for any expenses so paid by Seller, other than any amounts reimbursed or paid pursuant to the Enerplus Carry;

(C) to the extent not covered in the preceding paragraph, an amount equal to all prepaid expenses, including water stored in water impoundments that are included within the Purchased Assets, attributable to the Purchased Assets at or after the Effective Time that were paid by or on behalf of Seller, including without limitation, prepaid drilling and/or completion costs and prepaid utility charges, as described on Schedule 1.6;

(D) to the extent the proceeds thereof are not received by Seller as of Closing, an amount equal to the value of Seller’s share of all marketable Effective Time Tank Oil to be calculated as follows: the value shall be the product of (x) the volume of marketable Effective Time Tank Oil (attributable to Seller’s interest) as of the Effective Time as shown by the gauging reports prepared by Seller as of the Effective Time (absent any manifest errors), multiplied by (y) the price actually received for July 2010 production under applicable marketing contracts less Seller’s share of Royalties, Hydrocarbon Taxes and other burdens on production;

(E) on all Additional Properties, Buyer shall pay Seller $8,000 per Net Mineral Acre; and

(F) any other amount agreed to by Buyer and Seller.

(ii) The Base Purchase Price shall be reduced by the sum of the following:

(A) an amount equal to any unpaid Property Taxes and Hydrocarbon Taxes paid or payable by or on behalf of Buyer that are attributable to periods of time before the Effective Time, which amounts shall, to the extent not actually assessed as of the Effective Time, be computed and prorated in accordance with Section 1.7;

(B) an amount equal to any and all Operating Expenses attributable to the Purchased Assets that are paid by or on behalf of Buyer that are attributable to periods of time before the Effective Time, as calculated in accordance with GAAP and this Section 1.6;

(C) aggregate net proceeds received by Seller attributable to the Purchased Assets, including proceeds from the sale of Hydrocarbons, that are attributable to the Interim Period, as calculated in accordance with GAAP and this Section 1.6;

(D) an amount equal to the value of Hydrocarbons produced from or allocable to the Subject Interests that a Third Person may otherwise be entitled to receive out of Seller’s interest in the Subject Interests after the Effective Time without making full payment therefor at or after the time of delivery as the result of a “take or pay,” prepayment, forward sale, production payment, deferred production, or similar arrangement in existence at any time during the Interim Period;

(E) the amount of suspended funds Buyer assumes responsibility for pursuant to Section 11.10; and

(F) any other amount agreed to by Buyer and Seller.

(iii) The Base Purchase Price shall be reduced (in the event Seller is net overproduced) or increased (in the event Seller is net underproduced), as the case may be, by the volumetric difference between the actual aggregate net gas Imbalance as of the Effective Time and 0 mcf (which is Seller’s current estimate of the aggregate net gas Imbalance (cumulative working interests), as more particularly set forth for each of the Purchased Assets in Schedule 1.5) multiplied by $2.00 per net mcf.

(b) The net adjustment to the Base Purchase Price that results from the application of Section 1.6(a) is referred to as the “Purchase Price Adjustment.” If the Purchase Price Adjustment is positive, the Base Purchase Price shall be increased by the amount of the Purchase Price Adjustment. If the Purchase Price Adjustment is negative, the Purchase Price shall be reduced by the amount of the Purchase Price Adjustment.

1.7 Apportionment of Certain Taxes . All Property Taxes and Hydrocarbon Taxes attributable to the period before the Effective Time shall be for Seller’s account and all Taxes attributable to the period after and including the Effective Time shall be for Buyer’s account. All Property Taxes assessed with respect to the Purchased Assets for year 2010 shall be prorated based on the number of days in such period that occur before the Effective Time, on the one hand, and the number of days in such period that include or occur after the Effective Time, on the other hand. All Hydrocarbon Taxes shall be deemed attributable to the period during which such production occurred. The apportionment of Property Taxes and Hydrocarbon Taxes between the Parties shall take place in the Adjustment Statement and the Final Adjustment Statement using estimates of such Taxes if actual numbers are not available. If estimates of such Taxes are used in the Adjustment Statement and the Final Adjustment Statement to apportion Taxes, upon determination of the actual amount of such Taxes, (a) Seller shall pay to Buyer an amount equal to the excess, if any, of the actual Property Taxes and Hydrocarbon Taxes allocable to Seller over the estimated amount of such Taxes allocated to Seller, and (b) Buyer shall pay to Seller an amount equal to the excess, if any, of the estimated amount of Property Taxes and Hydrocarbon Taxes allocated to Seller over the actual amount of such Taxes allocable to Seller.

1.8 Closing Date Adjustment to Purchase Price.

(a) At least three, but no more than five, Business Days prior to the expected Closing Date, Sellers’ Representative shall deliver to Buyer a written statement (the “Adjustment Statement”) setting forth Seller’s good faith determination of each adjustment to the Purchase Price required under this Agreement and showing the calculation of such adjustments (the “Initial Adjustment Amount”). Sellers’ Representative shall attach to the Adjustment Statement such supporting documentation and other data as is reasonably necessary to provide a basis for the Initial Adjustment Amount shown in the Adjustment Statement.

(b) If Buyer has any questions or disagreements regarding the Adjustment Statement, then, upon request by Buyer at least two Business Days prior to the Closing Date, Sellers’ Representative and Buyer shall in good faith attempt to resolve any disagreements, and Sellers’ Representative shall afford Buyer the opportunity to examine the Adjustment Statement and such supporting schedules, analyses and workpapers on which the Adjustment Statement is based or from which the Adjustment Statement is derived as are reasonably requested by Buyer. Sellers’ Representative shall give personnel, accountants and representatives of Buyer reasonable access to Sellers’ Representative’s premises and to its books and records for purposes of reviewing Seller’s calculation of the Initial Adjustment Amount and will cause appropriate personnel of Seller to assist Buyer and Buyer’s personnel, accountants and representatives, with no charge to Buyer for such assistance, in Buyer’s review of such calculation.

(c) If Buyer and Sellers’ Representative agree on changes to the Initial Adjustment Amount based on such discussions, then the Closing Date Aggregate Purchase Price shall be paid at Closing based on such changes. If Buyer and Seller do not agree on changes to the Initial Adjustment Amount, then the Closing Date Aggregate Purchase Price shall be paid at Closing based on the amounts provided in the Adjustment Statement. In either such case, appropriate adjustments to the Base Purchase Price shall be made after Closing under Section 1.9.

(d) If the Initial Adjustment Amount shown on the Adjustment Statement is a positive number, then the Base Purchase Price shall be increased by such amount. If the Initial Adjustment Amount shown on the Adjustment Statement is a negative number, then the Base Purchase Price shall be decreased by such amount. The Base Purchase Price as adjusted by the Initial Adjustment Amount (as such may be modified pursuant to any comments of Buyer accepted by Seller) is referred to as the “Closing Date Aggregate Purchase Price.”

1.9 Post-Closing Adjustments to Base Purchase Price.

(a) After Closing, Sellers’ Representative shall review the Adjustment Statement and determine the actual Purchase Price Adjustment. As promptly as practicable, but in no event later than 90 days after the Closing Date, Sellers’ Representative shall deliver to Buyer a written statement setting forth each adjustment to the Purchase Price required under this Agreement and showing the calculation of such adjustments (the “Final Adjustment Statement”), together with such supporting documentation and other data as is reasonably necessary to provide a basis for the Purchase Price Adjustment shown in the Final Adjustment Statement. Sellers’ Representative shall give personnel, accountants and representatives of Buyer reasonable access to Seller’s premises and to its books and records for purposes of reviewing Seller’s calculation of the Purchase Price Adjustment and shall cause appropriate personnel of Sellers’ Representative to assist Buyer and Buyer’s personnel, accountants and representatives, with no charge to Buyer for such assistance, in Buyer’s review of such calculation. As soon as reasonably practicable but not later than the 60th day after Buyer receives the Final Adjustment Statement, Buyer shall deliver to Sellers’ Representative a written report containing any changes that Buyer proposes to be made to the Final Adjustment Statement. The Parties shall undertake to agree on the Final Adjustment Statement no later than 90 days after Sellers’ Representative has delivered it to Buyer.

(b) If the Parties do not agree on the Final Adjustment Statement within such 90-day period, either Buyer or Sellers (acting through Sellers’ Representative) may submit any unresolved disagreements as to Buyer’s proposed changes as described above, to Ernst & Young LLP in Dallas, Texas for a final and binding determination, and Buyer and Seller shall execute any engagement, indemnity and other agreements that such accounting firm may reasonably require in connection with or as a condition to such engagement. Buyer and Seller shall cooperate diligently with any reasonable request of the accounting firm and furnish to the accounting firm any workpapers and other documents and information relating to such objections that the accounting firm may reasonably request and which are available to such Party or its subsidiaries (or its independent public accountants). The Parties will be afforded the opportunity to present to the accounting firm any material relating to the determination of the matters in dispute and to discuss such determination with the accounting firm prior to the accounting firm’s delivery of written notice of determination and to the extent that a value has been assigned to any objection that remains in dispute, the accounting firm shall not assign a value to such objection that is greater than the greatest value for such objection claimed by a Party or less than the smallest value for such objection claimed by a Party.

(c) The fees and expenses of the accounting firm in making that determination shall be borne equally by Buyer, on the one hand, and Seller, on the other hand. Upon resolution of Buyer’s disagreements, the Final Adjustment Statement (including any revisions resolved or agreed to), shall be conclusive, final and binding on Buyer and Seller as to the Purchase Price Adjustment.

(d) Within three Business Days after the final determination of the Final Adjustment Statement under this Section 1.9 (by agreement or arbitration), if: (i) the Base Purchase Price as adjusted by the Purchase Price Adjustment calculated based on the Final Adjustment Statement exceeds the Closing Date Aggregate Purchase Price, then Buyer will pay to Seller such excess; or (ii) the Closing Date Aggregate Purchase Price exceeds the Base Purchase Price as adjusted by the Purchase Price Adjustment calculated based on the Final Adjustment Statement, then Seller will pay to Buyer such excess. Except for specific costs which are expressly provided and accounted for in the final and binding Final Adjustment Statement, neither the Final Adjustment Statement nor this Section 1.9 shall operate to waive, release or impair the indemnity and hold harmless obligations of the Parties under Article VIII.

(e) Following the adjustments under the forgoing subsections (a) through (d), no further adjustments shall be made under this Section 1.9. Following such adjustments, and notwithstanding anything to the contrary contained in this Agreement, should Sellers receive any bills or revenue with regard to the Purchased Assets for the period on or after the Effective Time, Sellers will forward such bills or revenue to Buyer, and should Buyer receive any bills or revenue with regard to the Purchased Assets for the period prior to the Effective Time, Buyer will forward such bills or revenue to Sellers.

1.10 Prepaid JOA Funds . To the extent that as of Closing Seller holds funds received by Seller (in its capacity as operator with respect to Operated Properties) as prepayments for items to be incurred after Closing, or incurred after the Effective Time and not paid prior to Closing, under operating agreements which constitute Assigned Contracts and under which Buyer or its designee is succeeding as operator (“Prepaid JOA Funds”): (a) no adjustment to the Base Purchase Price shall be made with respect to such Prepaid JOA Funds; and (b) to the extent Buyer takes over payment responsibility for the relevant items as successor operator, Seller shall deliver to Buyer at Closing, to an account(s) designated by Buyer in writing to Seller, an amount of money equal to such Prepaid JOA Funds and an accounting of each of such prepayments and Buyer shall from and after such time be responsible for the application of such Prepaid JOA Funds under the applicable operating agreement.

1.11 Division of Ownership.

(a) Division of Hydrocarbons. After Closing, all Hydrocarbons produced from the Subject Interests and not in storage tanks above the pipeline connection or past a measuring point as of the Effective Time shall be owned by Buyer. All Hydrocarbons produced from the Subject Interests and disposed of, or in storage tanks above the pipeline connection or past a measuring point as of the Effective Time shall be owned by Seller. To the extent that Seller has sold Hydrocarbons (other than such Hydrocarbons described in the preceding sentence) which constitute Purchased Assets after the Effective Time but prior to Closing, and the Base Purchase Price has not been adjusted under Section 1.6 for such proceeds, Seller shall deliver such proceeds to Buyer promptly upon Seller’s receipt.

(b) Division of Operating Expenses; Royalties. As between Buyer and Seller: (i) all Operating Expenses attributable to the Purchased Assets before the Effective Time shall be borne by Seller; (ii) all Operating Expenses attributable to the Purchased Assets after the Effective Time shall be borne by Buyer, except to the extent accounted for as an increase to the Base Purchase Price in accordance with Section 1.6(a)(i); (iii) Seller shall retain responsibility for, and shall timely pay and discharge (or cause to be paid and discharged), all Royalties to the extent attributable to Hydrocarbons produced from the Subject Interests before the Effective Time; (iv) Seller shall be responsible for and shall timely pay and discharge (or cause to be discharged) all Royalties with respect to payments that have been received by Seller prior to Closing to the extent attributable to Hydrocarbons produced from the Subject Interests during the Interim Period, which payments and discharges shall be accounted for as an increase in the Purchase Price under Section 1.6(a)(i); and (v) Buyer shall be responsible for and shall timely pay and discharge (or cause to be discharged) all Royalties with respect to payments that are received by Buyer at or after Closing. If a Party receives after the Closing Date any bills or accounts or any reimbursement in relation to Operating Expenses for which the other Party or Parties are responsible under this Section 1.11, then the receiving Party shall promptly forward the same to the responsible Party or Parties (for payment, in the case of any such bills or accounts). If a Party receives after the Closing Date any bill, account or reimbursement in relation to Operating Expenses for which each Party is liable in part under this Section 1.11, the receiving Party shall promptly forward a copy of the same to the other Party or Parties, but each Party shall be required to pay only such portion of any bill or account for which it is responsible in accordance with this Section 1.11.

1.12 No Duplicative Effect; Methodologies. The provisions of Section 1.6 through Section 1.11 shall apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and, except as otherwise expressly provided in this Agreement, the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction) more than once in the calculation of (including any component of) the Purchase Price or Closing Date Aggregate Purchase Price, or any other calculated amount under this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation. The Parties acknowledge and agree that, if a conflict exists between a determination, calculation, methodology, procedure or principle provided in the definitions in this Agreement on the one hand, and those provided by GAAP, on the other hand: (a) the determination, calculation, methodology, procedure or principle provided in this Agreement shall control to the extent that the matter is specifically provided for in this Agreement; and (b) the determination, calculation or methodology, procedure or principle prescribed by GAAP shall control to the extent that the matter is not so addressed in this Agreement or requires reclassification as an asset or liability to be included in a line item or specific adjustment.

ARTICLE II

CLOSING

2.1 Closing. Closing shall take place at the offices of Thompson & Knight LLP, One Arts Plaza, 1722 Routh Street, Suite 1500, Dallas, Texas 75201-2533, commencing at 9:00 a.m. on the date of this Agreement (the “Closing Date”).

2.2 Deliveries by Seller at Closing. At Closing, Seller shall deliver to Buyer, or Thompson & Knight LLP to hold in escrow pursuant to the agreement between the Parties of even date herewith governing delivery of the closing deliverables in this Article II (the “Closing Deliverables Escrow Agreement”), the following:

(a) four (4) original counterparts of an Assignment and Bill of Sale in the forms of Exhibits I-A and I-B hereto (including any appropriate state, federal or Indian conveyances) duly executed by an authorized officer of Seller and acknowledged by a notary public;

(b) change of operator forms, transfer orders or letters-in-lieu, or government approved assignment forms, in form reasonably acceptable to both Parties duly executed by an authorized officer of Seller;

(c) all required partial releases and termination statements from any Person who has a Lien on any of the Properties (excluding Permitted Encumbrances), in form reasonably satisfactory to Buyer;

(d) a certification of non-foreign status in the form prescribed by Treasury Regulation Section 1.1445-2(b), duly executed by an authorized officer of Seller;

(e) duly executed copies of the Transition Services Agreement set forth in Exhibit G hereto;

(f) such other instruments as are necessary to consummate the Transactions (including a certificate of good standing of Seller in its jurisdiction of incorporation, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions);

(g) the “Assignment of Option to Participate Contract Rights”; and

(h) duly executed copies of the Escrow Agreement set forth in Exhibit J hereto.

2.3 Deliveries by Buyer at Closing. At Closing, Buyer shall deliver to Seller, or Thompson & Knight LLP to hold in escrow pursuant to the Closing Deliverables Escrow Agreement, the following:

(a) four original counterparts of an Assignment, Bill of Sale and Conveyance (including any appropriate state, federal or Indian conveyances) duly executed by an authorized officer of Buyer and acknowledged by a notary public;

(b) the Closing Date Aggregate Purchase Price by wire transfer of immediately available funds to an account designated by Sellers’ Representative at least two Business Days prior to the Closing Date;

(c) duly executed copies of the Transition Services Agreement set forth in Exhibit G hereto;

(d) such other instruments as are necessary to consummate the Transactions (including a certificate of good standing of Buyer in its jurisdiction of incorporation, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions); and

(e) duly executed copies of the Escrow Agreement set forth in Exhibit J hereto.

2.4 Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered at Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted under this Agreement, no proceedings shall be deemed taken nor any document executed and delivered until all have been taken, executed and delivered.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically provided hereinafter, Sellers, severally and not jointly, represent and warrant to Buyer that:

3.1 Organization and Qualification.

(a) Chief, as to Chief E&D and Chief O&G, represents and warrants that:

(i) Each of Chief E&D and Chief O&G is a limited liability company that has been duly organized and is validly existing and in good standing under the laws of the State of Texas, and each Chief E&D and Chief O&G has all requisite power and authority to carry on its business as currently being conducted and to own or lease and operate the properties it owns or leases as and in the places now owned, leased or operated. Each of Chief E&D and Chief O&G is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Chief E&D and Chief O&G or the Transactions. Neither Chief E&D nor Chief O&G is in violation of any provision of its certificate of incorporation or bylaws or other organizational documents.

(b) Radler, as to Radler, represents that:

(i) Radler is a limited partnership that is duly organized and is validly existing and in good standing under the laws of the State of Texas, and Radler has all requisite power and authority to carry on its business as currently being conducted and to own or lease and operate the properties it owns or leases as and in the places now owned, leased or operated. Radler is duly qualified or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Radler or the Transactions. Radler is not in violation of any provision of its certificate of incorporation or bylaws or other organizational documents.

3.2 Authority; Binding Effect.

(a) The execution and delivery by Seller of this Agreement and consummation by Seller of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller.

(b) This Agreement and each agreement, instrument or document being or to be executed and delivered by Seller in connection with the Transactions (“Seller Related Documents”), upon due execution and delivery by Seller, will constitute, assuming the due execution and delivery by the counterparties to the Seller Related Documents, the legal, valid, and binding obligation of Seller, enforceable in accordance with its respective terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by application of equitable principles regardless of whether such enforceability is considered in a proceeding at Law or in equity).

3.3 Governmental Entities. Except as provided in Schedule 3.3 or as otherwise expressly provided in this Agreement, Seller is not required to submit any material notice, report or other filing with any Governmental Entity in connection with its execution or delivery of this Agreement or any of the Seller Related Documents or consummation of the Transactions and no consent, approval or authorization of any Governmental Entity is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement.

3.4 No Conflicts. Except as provided in Schedule 3.4, the execution, delivery and performance of this Agreement and any of the Seller Related Documents by Seller, and consummation of the Transactions, do not and will not:

(a) Conflict with or result in any breach of the provisions of, or constitute a default or require the consent of any Person under the certificate of incorporation or bylaws or other organizational documents of Seller;

(b)(i) To Seller’s Knowledge, violate any restriction to which Seller is subject or, with or without the giving of notice, the passage of time, or both, (ii) violate (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture, contract or other material agreement or instrument, whether oral or written, to which Seller is a party, or by which it or any of the assets of Seller is bound (which will not be satisfied, assigned or terminated on or prior to Closing as a result of the Transactions), (iii) result in termination of any such instrument or termination of any provisions in such instruments, or (iv) result in the creation or imposition of any Lien upon the Purchased Assets; or

(c) Constitute a violation of any applicable Law in any material respect.

3.5 Contracts. Schedule 3.5 is a true and complete list, by category, of the following types of agreements and contracts (but excluding the Leases unless required to be disclosed pursuant to subsection (n) below) that are attributable to or affect the Subject Interests or any other Purchased Assets (collectively, the “Material Contracts” and each, a “Material Contract”): (a) any agreement(s) with any Affiliate(s) of Seller; (b) any agreement(s) for the sale, exchange, or other disposition of Hydrocarbons produced from the Purchased Assets, any agreement(s) for the purchase of Hydrocarbons, gathering contracts, processing contracts, transportation contracts, marketing contracts, disposal or injection contracts, in each case that are not cancelable without penalty on not more than 60 days prior written notice; (c) any agreement(s) to sell, lease, farm-out, or otherwise dispose of any of Seller’s interests in any of the Purchased Assets other than conventional rights of reassignment; (d) any tax partnership(s) of Seller affecting any of the Purchased Assets; (e) any operating agreement(s) to which Seller’s interests in any of the Purchased Assets are subject; (f) any agreement(s) under which Seller has forfeited or not consented to, its right to participate in future oil and gas operations; (g) any agreement(s) under which Seller has received an advance payment, prepayment or similar deposit and has a refund obligation with respect to any natural gas or products purchased, sold, gathered, processed or marketed by or for Seller out of the Purchased Assets; (h) any contract that requires Seller to expend more than $100,000 in any year in connection with the Purchased Assets, (i) any option to purchase or call on the Hydrocarbons produced from the Purchased Assets; (j) any title retention agreement(s) or Lien(s) affecting any of the Equipment; (k) any agreement creating an area of mutual interest with respect to the Subject Interests; (l) any contract that can reasonably be expected to result in an aggregate revenue to Seller of more than $100,000 in any year in connection with the Purchased Assets; (m) any non-compete or similar restrictive agreements related to the Purchased Assets that would restrict, limit or prohibit the manner in which, or the locations in which, Buyer or any of its Affiliates conducts business; (n) any Lease(s) with a remaining primary term of less than one year or that contains a performance obligation that must be commenced within one year to maintain the Lease; and (o) any surface use agreement to which Seller is a party or to which any of the Purchased Assets are subject other than as provided in the applicable Lease. Buyer has been provided access to true and complete copies of all Material Contracts. Except as set forth on Schedule 3.5, Seller is not in default under the terms of any Material Contract, and, to Seller’s Knowledge there is no default existing or continuing by any other party under the terms of any Material Contract and each Material Contract is in full force and effect in all material respects and is valid and enforceable by Seller in accordance with its terms, assuming the due authorization, execution and delivery of the Material Contracts by each of the counterparties to those agreements (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by application of equitable principles). Seller has not received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Material Contract.

3.6 Title and Condition of Purchased Assets. Except as provided in Schedule 3.6:

(a) Subject to any Permitted Encumbrances, Seller has good and valid title to all Purchased Assets (other than the Leases) and, to Seller’s Knowledge, such assets are in an operable state of repair adequate to maintain such normal operations in a manner consistent with the past practices of Seller, normal wear and tear excepted.

(b) Other than any notices delivered under Section 6.6, Seller has not received any written notice of any claim asserting the existence of a Title Defect in connection with any Subject Interest.

3.7 Oil and Gas Interests.

(a) All payments (including all delay rentals, royalties, shut-in royalties (solely with respect to Leases for which Seller is the operator of a Well located on such Leases) and valid calls for payment or prepayment under operating agreements) due and owing by Seller under the Leases and Assigned Contracts have been and are being made (timely, and before the same became delinquent) by Seller other than those delinquent payments that are contested by Seller in good faith in the normal course of business, and to Seller’s Knowledge, all payments with respect to shut-in royalties due and owing by Seller under the Leases for which Chief O&G is not the operator of a Well located on such Leases have been and are being made (timely, and before the same became delinquent) by the operator of such Wells in all material respects other than those delinquent payments that are contested by such operator in good faith in the normal course of business.

(b) Except as otherwise provided in Section 1.6(a)(iii), Seller is not obligated, by virtue of a prepayment arrangement, a “take or pay” arrangement, production payment or any other arrangement, to deliver any Hydrocarbons produced from the Purchased Assets at some future time without then receiving full payment therefor.

3.8 Oil and Gas Operations. Except as provided in Schedule 3.8, to Seller’s Knowledge, (a) all Wells have been drilled, completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable leases, pooling and unit agreements, joint operating agreements and Laws, and (b) all Wells and Equipment have been properly maintained and are suitable for their intended purposes.

3.9 Environmental Matters. Except as provided in Schedule 3.9,

(a) To Seller’s Knowledge, (i) Seller and the operations on the Leases are in compliance with Environmental Laws, (ii) all operations on the Leases that require authorization under Environmental Permits are duly authorized by such Environmental Permits, and (iii) no facts, conditions or circumstances exist in connection with, related to or associated with the Leases, the operations conducted thereon, or the Environmental Permits, that could reasonably be expected to give rise to any claim or assertion that Seller, the Leases or any operations thereon are not in material compliance with any Environmental Law or with any term or conditions of any Environmental Permit;

(b) Seller has not received written notice from any Governmental Entity that any of the Leases is the subject of any remediation, removal, cleanup, response Action, enforcement Action or Order regarding any actual or alleged presence or release of Hazardous Materials that has not been finally resolved, and to Seller’s Knowledge: (i) none of the Leases are the subject of any investigation regarding any actual or alleged presence or release of Hazardous Materials; and (ii) no facts, conditions, or circumstances exist in connection with, related to or associated with the Leases or the operations conducted thereon that could reasonably be expected to give rise to liability for Environmental Matters;

(c) There are no civil, criminal, or administrative Actions or notices pending or, to Seller’s Knowledge, threatened in writing against Seller that are related to the Purchased Assets or the operations on the Leases under any Environmental Law, including those related to allegations of economic loss, personal injury, illness, or damage to real or personal property or the environment; and

(d) All material reports, studies, written notices from Governmental Entities, tests, analyses, and other documents addressing environmental issues related to the Lease properties or the operations conducted thereon, which are in Seller’s possession, have been made available to Buyers.

3.10 Compliance with Laws. Except as provided in Schedule 3.10, and except with respect to Environmental Laws, which are addressed exclusively in Section 3.9, Seller has been in compliance in all material respects with, and has developed, operated and maintained the Purchased Assets and the Equipment operated by it in compliance in all material respects with, all applicable Laws. To Seller’s Knowledge, the Purchased Assets not operated by Seller have been developed, operated and maintained in compliance with all applicable Laws.

3.11 No Litigation. Except as provided in Schedule 3.11, no Action is in progress and no Order is pending or in effect, or, to the Knowledge of Seller, is threatened against or relating to Seller (which could reasonably be expected to impair Seller’s ability to perform its obligations under this Agreement) or relating to any of the Purchased Assets, or relating to the Transactions.

3.12 Brokers’ Fees. Except as provided in Schedule 3.12, Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions. Buyer shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or the Transactions.

3.13 Books and Records. The Records are complete and correct in all material respects and have been maintained in accordance with sound business practices.

3.14 Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller’s Knowledge, being contemplated by or threatened against Seller.

3.15 AFEs and Other Commitments. Except as provided in Schedule 3.15, as of the Effective Time and as of the date of this Agreement, there were and are no authorizations for expenditures (“AFEs”), capital expenditures related to the drilling or reworking of wells, or other commitments for capital expenditures outstanding with respect to the Purchased Assets in excess of $150,000 individually (net to Seller’s interest).

3.16 Well Status; Plugging and Abandonment. Since the Effective Time, Seller has not abandoned, and is not in the process of abandoning, any wells associated with the Leases (nor has it removed, nor is it in the process of removing, any material items of personal property, except those replaced by items of substantially equivalent suitability and value). Except as provided in Schedule 3.16, there are no wells associated with the Leases:

(a) with respect to which Seller has received an Order requiring that such well be plugged and abandoned that has not been plugged and abandoned;

(b) that formerly produced in connection with Seller’s operations but that are currently shut in or temporarily abandoned or, to Seller’s Knowledge, that formerly produced in connection with operations by Third Persons but that are currently shut in or temporarily abandoned; or

(c) that have been plugged and abandoned by Seller or, to Seller’s Knowledge, by Third Persons but have not been plugged in accordance with all applicable requirements of each Governmental Entity having jurisdiction over the well.

3.17 Current Bonds. Schedule 3.17 contains a list of all surety bonds, letters of credit and other similar instruments maintained by Seller or any of its Affiliates with respect to the Purchased Assets.

3.18 Non-Consent Operations. Except as provided in Schedule 3.18, no operations are being conducted or have been conducted with respect to the Purchased Assets as to which Seller has elected to be a nonconsenting party under the terms of the applicable operating agreement and with respect to which Seller has not yet recovered its full participation.

3.19 Consents. Except for: (a) consents or approvals of or filings with the United States Department of Interior, or applicable Governmental Entities in connection with assignments of the Purchased Assets operated by Seller that are customarily obtained post-closing in a purchase and sale transaction of this nature; (b) Preference Rights and Transfer Requirements set forth on Schedule 3.19; and (c) consents, approvals, authorizations, permits, filings or notices referenced in Schedule 3.19, no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with consummation of the Transactions and performance of the terms and conditions contemplated in this Agreement by Seller. Except as provided in Schedule 3.19, there are no preferential purchase rights, rights of purchase, rights of first refusal, rights of first offer or similar rights affecting any of the Purchased Assets.

3.20 Permits. Except as set forth on Schedule 3.20, Seller possesses all material permits, licenses, orders, approvals, variances, waivers, franchises, rights, and other authorizations, required to be obtained from any Governmental Entity for conducting its business with respect to the Purchased Assets as presently conducted and there are no material uncured violations of the terms and provisions of such authorizations. To Seller’s Knowledge, any Third Persons which operate any of the Purchased Assets possess all material permits, licenses, orders, approvals, variances, waivers, franchises rights, and other authorizations, required to be obtained from any Governmental Entity for conducting their business with respect to the Purchased Assets and there are no material uncured violations of the terms and provisions of such authorizations. With respect to each such permit, Seller has not received written notice from any Governmental Entity of any violations of such permits that remain uncured.

3.21 Payout Balances; Imbalances.

(a) Schedule 3.21(a) contains Seller’s good faith determination of the status of any “payout” balance, as of the dates shown on Schedule 3.21(a), for each Well that is subject to a reversion or other adjustment at some level of cost recovery or payout.

(b) Schedule 3.21(b) contains Seller’s good faith determination of all Imbalances attributable to the Purchased Assets as of the date(s) provided in that schedule.

3.22 Tax Matters. Except as provided in Schedule 3.22:

(a) all Tax Returns relating to or in connection with the Purchased Assets required to be filed have been timely filed and all such Tax Returns are correct and complete in all material respects;

(b) all Taxes relating to or in connection with the Purchased Assets that are or have become due have been timely paid in full and Seller is not delinquent in the payment of any such Taxes (including all Property Taxes and Hydrocarbon Taxes);

(c) no extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax (other than Income Taxes) of Seller relating to or in connection with the Purchased Assets is in effect;

(d) there are no administrative or judicial proceedings pending against the Purchased Assets or against Seller relating to or in connection with the Purchased Assets by any Taxing Authority with respect to Taxes (other than Income Taxes);

(e) there are no Liens on any of the Purchased Assets that arose in connection with the failure (or alleged failure) to pay any Tax, other than current period Property Taxes not yet delinquent; and

(f) Seller is not a foreign person within the meaning of Section 1445(f) of the Code.

3.23 Tax Partnership. Except as provided in Schedule 3.23, none of the Purchased Assets is held by or is subject to any contractual arrangement between Sellers and any other Persons, whether owning undivided interests therein or otherwise, that is treated as or constitutes a partnership for United States federal Tax purposes (a “Tax Partnership”). Any Tax Partnership in which Buyer is purchasing a partnership interest either has in effect an election under Section 754 of the Code or will make such an election for the taxable period that includes the Closing Date.

3.24 Royalties and Suspense. Except as provided in Schedule 3.24, to Seller’s Knowledge, all Royalties, payments due working interest owners and other payments due from or in respect of production of Hydrocarbons from the Purchased Assets have been timely and properly paid or suspended for proper cause. The amount of suspense (if any) for each Purchased Asset is listed in Schedule 3.24 and Seller has or will give Buyer access to its detailed suspense ledgers and files supporting each suspended interest.

3.25 No Casualty Loss. From the Effective Time to the Closing, no Wells or Equipment with an aggregate Allocated Value in excess of $50,000 have been destroyed or otherwise impaired by Casualty nor has Seller received written notice that any Leases are subject to condemnation or eminent domain proceedings.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

4.1 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to acquire and own the Subject Interests and to conduct business in the states in which the Subject Interests are located.

4.2 Authority; Binding Effect.

(a) The execution and delivery of this Agreement by Buyer and consummation of the Transactions by it have been duly and validly authorized by all necessary company action on the part of Buyer.

(b) This Agreement and each agreement, instrument or document being or to be executed and delivered by Buyer in connection with the Transactions (“Buyer Related Documents”), upon due execution and delivery by it, will constitute, assuming the due execution and delivery by the counterparties to the Buyer Related Documents, the legal, valid, and binding obligation of Buyer, enforceable in accordance with its respective terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by application of equitable principles regardless of whether such enforceability is considered in a proceeding at Law or in equity).

4.3 Governmental Entities. Buyer is not required to submit any material notice, report or other filing with any Governmental Entity in connection with its execution or delivery of this Agreement or any of the Buyer Related Documents or consummation of the Transactions and no consent, approval or authorization of any Governmental Entity is required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement by it.

4.4 No Conflicts. The execution, delivery and performance of this Agreement and any of the Buyer Related Documents by Buyer, and consummation of the Transactions, do not and will not:

(a) Conflict with or result in any breach of the provisions of, or constitute a default or require the consent of any Person under the organizational documents of Buyer;

(b)(i) to Buyer’s knowledge, violate any restriction to which Buyer is subject or, with or without the giving of notice, the passage of time, or both (ii) (or give rise to any right of termination, cancellation or acceleration under) any mortgage, deed of trust, license, lease, indenture, contract or other material agreement or instrument, whether oral or written, to which Buyer is a party, or by which it or any of the assets of Buyer is bound (which will not be satisfied, assigned or terminated on or prior to Closing as a result of the Transactions), (iii) result in termination of any such instrument or termination of any provisions in such instruments, or (iv) result in the creation or imposition of any Lien upon the properties or assets of Buyer; or

(c) Constitute a violation of any applicable Law in any material respect.

4.5 No Litigation. There is no Action in progress or Order, pending or in effect, or, to the Knowledge of Buyer, threatened against or relating to Buyer which is reasonably likely to impair its ability to perform its obligations under this Agreement or against or relating to the Transactions.

4.6 Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions. Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Buyer or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or the Transactions.

4.7 Securities Laws. Buyer is familiar with the Purchased Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Purchased Assets. Buyer acknowledges that the Purchased Assets may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky laws and that resales thereof may therefore be subject to the registration requirements of such acts. The Purchased Assets are being acquired solely for Buyer’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein in violation of any securities laws. Buyer acknowledges that it can bear the economic risk of its investment in the Properties, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Assets.

4.8 Restricted Securities. Buyer understands that the Purchased Assets will not have been registered pursuant to the Securities Act of 1933, as amended or any applicable state securities laws, that the Purchased Assets may be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Purchased Assets cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

4.9 Records and Independent Evaluation.

(a) Records. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer acknowledges that Seller is making available to it the Records and the opportunity to examine, to the extent it deems necessary in its sole discretion, all real property, personal property and equipment associated with the Purchased Assets. Except for the representations of Seller contained in this Agreement, Buyer acknowledges and agrees that Seller has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Records or any other information relating to the Assets furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including without limitation any estimate with respect to the value of the Purchased Assets, estimates or any projections as to reserves and/or events that could or could not occur, future operating expenses, future workover expenses and future cash flow.

(b) Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Purchased Assets, the value of the Purchased Assets and future operation, maintenance and development costs associated with the Purchased Assets. Buyer is aware of the geologic factors and risks associated with operating oil and gas wells in the area of the Purchased Assets. Accordingly, Buyer assumes the risk of the downhole condition of the Wells. Except as expressly provided in this Agreement, Seller shall not have any liability to Buyer or its affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Records or other information relating to the Purchased Assets provided by or on behalf of Seller.

ARTICLE V

COVENANTS

5.1 Post-Closing Covenants. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to complete and implement the Transactions, including:

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the Transactions and to otherwise comply with all applicable Laws in connection with consummation of the Transactions (including those provided in Schedule 5.1, the “Governmental Approvals”).

(b) Seller shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from Third Persons, including as may be necessary to transfer the Assigned Contracts and the Leases to Buyer, and to give all such notices to Third Persons, as are required to be listed on the schedules or as may be required for Seller to consummate the Transactions and to otherwise comply with all applicable Laws in connection with consummation of the Transactions, including any waivers, consents or approvals from Third Persons arising or delivered after Closing.

(c) Seller shall cooperate with Buyer in the notification of all applicable Governmental Entities of the Transactions and in obtaining all Governmental Approvals that may be necessary for Buyer to own and operate the Purchased Assets following consummation of the Transactions.

(d) On or before January 14, 2011, Sellers shall perform the Post-Closing Agreement set forth in Exhibit L.

5.2 Expenses. Except as otherwise provided in this Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the Transactions; provided, however, all Transfer Taxes shall be paid by Buyer. Seller and Buyer shall cooperate with each other in demonstrating that the requirements for exemption, if any, from such Transfer Taxes have been met.

5.3 Access to Purchased Assets and Records.

(a) Buyer hereby ratifies that certain Confidentiality Agreement dated September 17, 2010 (the “Confidentiality Agreement”), by and between OpCo and Chief O&G. Subject to the terms and conditions of the Confidentiality Agreement, from the date of this Agreement until the Objection Date, Seller shall cooperate with Buyer and provide Buyer and its officers, employees, agents, representatives, consultants, and current and prospective lenders and advisors, and each of their authorized representatives full access to the Purchased Assets and full access to the Records, but only to the extent that Seller may do so without violating any obligations to any Third Person and to the extent that Seller has authority to grant such access without breaching any restriction legally binding on Seller (provided that Seller shall use Reasonable Best Efforts to obtain applicable waivers or consents to provide such full access to the Purchased Assets and Records).

(b) Subject to the Confidentiality Agreement, from the date of this Agreement until the Objection Date, Sellers’ Representative shall make available to Buyer, upon reasonable notice during normal business hours, Sellers’ Representative’s personnel knowledgeable with respect to the Purchased Assets in order that Buyer may make such diligent investigation as Buyer considers desirable. For those Purchased Assets that are not operated by Seller, Sellers’ Representative shall use commercially reasonable efforts to obtain permission from the operator for Buyer to conduct such inspections but, provided Seller has exercised such Reasonable Best Efforts, Seller shall have no liability to Buyer for failure to obtain any such operator’s permission. Upon reasonable notice to Sellers’ Representative, Buyer shall have the right to conduct an environmental assessment of all or any portion of the Purchased Assets (the “Assessment”), to be conducted by Buyer’s personnel or a reputable environmental consulting or engineering firm approved in advance in writing by Seller (such approval not to be unreasonably withheld), but only to the extent that Seller may grant such right without violating any obligations to any Third Person (provided that Seller shall use its Reasonable Best Efforts to obtain any necessary Third Person consents to any Assessment). The Assessment shall be conducted at the sole cost, risk and expense of Buyer. After completing any Assessment, Buyer shall, at its sole cost and expense, repair all physical damage done to the Purchased Assets in connection with such Assessment conducted by, for or on behalf of Buyer, unless Seller requests otherwise, and shall promptly dispose of all drill cuttings, corings, or other investigative-derived wastes generated in the course of the Assessment. In the event that any necessary disclosures under applicable Laws are required with respect to matters discovered by any Assessment, Buyer agrees that Seller shall be the responsible Party for disclosing such matters to the appropriate Governmental Entities; provided that, if Seller fails to promptly make such disclosure and Buyer or any of its Affiliates is legally obligated to make such disclosure, Buyer or any of its Affiliates, as applicable, shall have the right to fully comply with such legal obligation. If, by the Objection Date, as a result of its investigation under this Section 5.3(b), Buyer determines that with respect to any of the Purchased Assets there exists a violation of any Environmental Law or a condition that, if known to the relevant Governmental Entities, would require investigation or remediation under Environmental Laws with respect to such Purchased Asset, and the value of such Environmental Defect equals or exceeds $50,000 (in either case, an “Environmental Defect”), the Parties agree to negotiate in good faith a value attributable to the Environmental Defect satisfactory to both Parties. If Buyer fails to deliver a notice of an Environmental Defect on or prior to the Objection Date with respect to a Purchased Asset, Buyer shall be deemed to (i) accept the environmental condition(s) in, on and under that Purchased Asset or the Purchased Assets, (ii) have waived its right to claim an Environmental Defect with respect to that particular condition in, on or under the Assets and (iii) include the particular environmental condition(s) as part of the Assumed Environmental Liabilities.

(c) With respect to any Purchased Assets for which Buyer delivers a notice of Environmental Defect prior to or on the Objection Date, the Parties shall have the following rights and remedies:

(i) Seller shall have the right, but not the obligation, to cure the Environmental Defect by obtaining a “no further action” letter or its equivalent from the relevant Governmental Entity, or if the Parties agree that no such letter or approval is likely to be forthcoming because the provision for such “no further action” letter or its equivalent is not provided for under applicable Environmental Laws, a certificate from a licensed professional engineer reasonably acceptable to Buyer that a cure of the Environmental Defect has been accomplished to the extent necessary to comply with existing Laws, so long as such cure is accomplished in accordance with this Section 5.3(c)(i) on or before 120 days following the Closing (the “Environmental Cure Period”). After an Environmental Defect has been cured and Sellers’ Representative provides Buyer with evidence in accordance with this Section 5.3(c)(i) that such Environmental Defect has been cured, Seller shall be released from all further liability or obligation to Buyer with respect to such affected Purchased Asset.

(ii) Seller may notify Buyer in writing that it has elected to indemnify Buyer from all liabilities and obligations arising out of the Environmental Defect, but only if Buyer agrees that the indemnity, in such circumstance, is an appropriate remedy, and if the Parties can mutually agree on the form of the indemnity. If Seller later cures the Environmental Defect in accordance with Section 5.3(c)(i), the indemnity and all further liability or obligation to Buyer with respect to the affected Purchased Asset shall terminate.

(d) If an Environmental Defect has not been resolved under Section 5.3(c)(i) or (ii) above by the end of the Environmental Cure Period, a Party may refer the matter to arbitration (pursuant to the procedures provided in Section 8.3(d)) for determination of the existence of and/or the value of such Environmental Defect at the time of the arbitration (the “Environmental Defect Value”); provided, that such arbitrator shall be an environmental attorney with at least ten years experience in oil and gas environmental issues, shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five year period preceding the arbitration or have any financial interest in the dispute, and shall be selected by mutual agreement of Buyer and Seller within 15 days after the end of the applicable Environmental Cure Period. Absent such agreement, the procedures provided in Section 8.3(d) shall control. The determination of the arbitrator shall be binding on the Parties. Within ten days following the date of the arbitrator’s decision, Sellers shall pay any Environmental Defect Value determined by the arbitrator with respect to such affected Purchased Asset and shall be released from any liability for the applicable Environmental Defect; provided, however, that notwithstanding anything to the contrary in this Agreement, there shall be no cure, remedy, deletion or adjustment to the Purchase Price whatsoever in respect of any Environmental Defects unless the aggregate value of all Environmental Defects equals or exceeds $12,750,000 (the “Environmental Defect Deductible”). The amount of the reduction in Purchase Price shall be the aggregate amount of Environmental Defect Values that exceed the Environmental Defect Deductible. Contemporaneously with any such payment or the arbitrator’s decision that no Environmental Defect exists, Seller shall be released from all further liability or obligation to Buyer with respect to the affected Purchased Asset.

(e) Buyer shall preserve until the fifth anniversary of the Closing Date all records delivered by Seller to Buyer relating to any of the Purchased Assets prior to the Closing Date. After the Closing Date, Buyer shall provide Seller with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to: (i) the officers and employees of Buyer; and (ii) the books of account and records of Buyer, but, in each case, only to the extent relating to the Purchased Assets prior to the Closing Date, and Sellers and their representatives shall have the right to make copies of such books and records; provided, however, that the preceding right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of Buyer.

5.4 Further Assurances. After Closing, upon the terms and subject to the conditions of this Agreement, the Parties shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions of this Agreement and consummate the Transactions.

5.5 Delivery of Books and Records to Buyer. Sellers’ Representative shall, within five days after Closing, deliver the Records to Buyer.

5.6 Tax Matters.

(a) Tax Refunds. The amount of any refunds of Hydrocarbon Taxes or Property Taxes attributable under the principles of Section 1.7 to periods before the Effective Time shall be for the account of Seller. The amount of any refunds of Hydrocarbon Taxes or Property Taxes attributable under the principles of Section 1.7 to periods after the Effective Time shall be for the account of Buyer. Each Party shall forward to the Party entitled to receive a refund of Tax under this Section 5.6 the amount of such refund within ten days after such refund is received.

(b) Tax Treatment. For federal income tax purposes, the Parties acknowledge that (i) the Properties will be deemed distributed by the Chief/Enerplus Tax Partnership to Seller before the Closing, (ii) Buyers will be treated as acquiring the Properties from each Seller rather than acquiring an interest in the Chief/Enerplus Tax Partnership, and (iii) Buyer will not become a member of the Chief/Enerplus Tax Partnership after the Closing. Notwithstanding the preceding sentence, certain of the Properties will be owned by the Tombs Run Tax Partnership, which either has in effect an election under Section 754 of the Code or will make such an election for the taxable period that includes the Closing Date. The Parties agree to file all income tax returns consistent with the foregoing. Seller shall take all actions necessary to elect, appoint or otherwise designate Buyer as the tax matters partner for the Tombs Run Tax Partnership immediately after the Closing. Following the Closing, Seller shall cooperate with Buyer in attempting to secure the consent of the other partners of the Tombs Run Tax Partnership for the Tombs Run Tax Partnership to elect to be excluded from the provisions of subchapter K of the Code effective January 1, 2010 or such other date as is reasonably acceptable to such partners.

(c) Tax Liabilities. If any Tax liability associated with the Purchased Assets should arise related to a time period before the Effective Time, then such Tax liability shall be for the account of Sellers. Tax liabilities that arise on or after the Effective Time shall be for the account of Buyer.

(d) Cooperation. Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes relating to or in connection with the Purchased Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of such records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The requesting Party shall reimburse the other Party for its costs incurred in cooperating with the requesting Party.

(e) Section 1031 Exchange. Each Party agrees to cooperate with the other Party to accommodate such other Party in effectuating a like kind exchange (an “Exchange”) under Section 1031 of the Code in connection with the purchase and sale of the Purchased Assets, provided that: (i) Closing shall not be delayed or affected by reason of the Exchange nor shall consummation or accomplishment of an Exchange be a condition precedent or condition subsequent to the exchanging Party’s obligations under this Agreement and the exchanging Party’s failure or inability to consummate an exchange for any reason or for no reason at all shall not be deemed to excuse or release the exchanging Party from its obligations under this Agreement; (ii) the exchanging Party shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary, but such assignment shall not release the exchanging Party from any of its Liabilities to the non-exchanging Party under this Agreement or expand any Liabilities of the non-exchanging Party under this Agreement; (iii) no Party shall be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating an Exchange desired by the other Party; and (iv) the exchanging Party shall pay any additional costs that would not otherwise have been incurred by the non-exchanging Party had the exchanging Party not consummated the transaction through an Exchange and the exchanging Party shall indemnify the non-exchanging Party against any such additional costs or liabilities. No Party shall by this Agreement or acquiescence to an Exchange desired by the other Party have its rights under this Agreement affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the exchanging Party that its Exchange in fact complies with Section 1031 of the Code.

5.7 Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller that at Closing or as soon as practical thereafter, but no later than 30 days after the Closing, Buyer or its designee shall provide replacement instruments for each bond or similar contingent obligation given by Seller securing its, or its contract operator’s, obligations relating to the Purchased Assets, set forth on Exhibit D (collectively, the “Instruments”). As soon as practical after Closing, but no later than 30 days after the Closing, Buyer and Seller shall use their commercially reasonable efforts to obtain the release of the Purchased Assets and/or Seller from the Instruments and Buyer shall indemnify and hold Seller harmless for claims related to or arising out of any failure by Buyer to obtain such releases.

ARTICLE VI

TITLE MATTERS

6.1 Title Information. Seller shall make all information in Seller’s or its agents’ possession regarding title to the Purchased Assets available to Buyer in Sellers’ Representative’s offices at reasonable times during Seller’s normal business hours.

6.2 Defensible Title. “Defensible Title” means the title of Seller in and to each Lease, Well or Well Location, subject to and except for the Permitted Encumbrances:

(a) entitles Seller to receive throughout the duration of the productive life of any Lease, Well or Well Location (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interest or similar burdens on or measured by production of Hydrocarbons) not less than the Net Revenue Interests for the Hydrocarbons and proceeds of such Hydrocarbons produced, saved and marketed in respect of each Lease, Well or Well Location as provided in Exhibit A, B or Schedule 10, as applicable, and, if the Net Revenue Interest for any Well or undeveloped location is listed as both “BPO” and “APO,” not less than the BPO Net Revenue Interest prior to the applicable payout event, and not less than the APO Net Revenue Interest after the applicable payout event;

(b) obligates Seller to bear costs and expenses relating to the ownership, maintenance, repair, development, operation and production of Hydrocarbons in respect of each Lease, Well or Well Location, in an amount not greater than the Working Interest in respect of each Lease as provided in Exhibit A, B or Schedule 10, as applicable, except to the extent modified by integration or non-consent adjustments in the ordinary course of business after the date of and in accordance with this Agreement or to the extent there is a corresponding proportionate increase in Seller’s Net Revenue Interests;

(c) with respect to each Lease, entitles Seller to the Net Mineral Acres provided in Exhibit A or Schedule 10, as applicable, with respect to such Lease; and

(d) is free and clear of Liens and defects.

6.3 Permitted Encumbrances. “Permitted Encumbrances” shall include the following (but only to the extent they exist and constitute a burden on the Purchased Assets as of the Effective Time):

(a) any royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens on production if the individual or net cumulative effect of such burdens does not: (i) reduce the Net Revenue Interests in respect of a Lease, a Well or a Well Location from the Net Revenue Interest specified on Exhibit A, B or Schedule 10, as applicable; (ii) increase Seller’s working interest above that shown in Exhibit A, B or Schedule 10, as applicable, without a corresponding increase in the applicable Net Revenue Interest; (iii) increase the royalty, overriding royalty and other burdens on production for any Lease to an amount greater than that provided in Exhibit A or Schedule 10, as applicable, for such Lease; or (iv) reduce the Net Mineral Acres for any Lease to an amount less than the Net Mineral Acres provided in Exhibit A or Schedule 10, as applicable, for such Lease;

(b) Liens for Taxes not yet due and payable or, if delinquent, that are being contested in good faith and credit is provided to the appropriate Party pursuant to Section 5.6(b) in the Final Adjustment Statement;

(c) rights to consent by, notices to, filings with or actions by federal, state, local or tribal authorities in connection with the conveyance of the Purchased Assets if customarily obtained after a conveyance is made;

(d) obligations to reassign upon final intention to abandon or release the Purchased Assets, or any of them;

(e) easements, rights of way, servitudes, permits, surface leases and other rights with respect to the surface or any restrictions on access to the surface or subsurface that are of a nature customarily accepted by a prudent owner or operator of oil and gas properties and that do not materially interfere with the ownership, use, maintenance or operation of the Purchased Assets as currently owned or operated;

(f) any encumbrance, title defect or other matter (whether or not constituting a Title Defect) waived in writing by Buyer or not raised by Buyer on or prior to the Objection Date (other than matters covered by Seller’s special warranty of title contained in the Assignment, Bill of Sale and Conveyance);

(g) division orders, transfer orders, letters in lieu of transfer orders and pooling or unitization orders, declarations or agreements applicable to the Purchased Assets if the individual or net cumulative effect of such does not: (i) reduce the Net Revenue Interest from those specified on Exhibit A, B or Schedule 10, as applicable; (ii) increase Seller’s working interest above that shown in Exhibit A, B or Schedule 10, as applicable, without a corresponding increase in the applicable Net Revenue Interest; (iii) increase the royalty, overriding royalty and other burdens on production for any Lease to an amount greater than that provided in Exhibit A or Schedule 10, as applicable, for such Lease; or (iv) reduce the Net Mineral Acres for any Lease to an amount less than the Net Mineral Acres provided in Exhibit A or Schedule 10, as applicable, for such Lease;

(h) materialmen’s, mechanics’, repairmen’s, contractors’, or other similar Liens or charges if the amount owed is not yet due and payable or, if delinquent, that are being contested in good faith;

(i) rights reserved to or vested in any Governmental Entity to control or regulate any of the Purchased Assets in any manner and all applicable Laws of general applicability in the area;

(j) Liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due and payable or, if delinquent, that are being contested in good faith;

(k) calls on or preferential rights to purchase production held by Third Persons to purchase production for a price at or above market price, as disclosed on Schedule 6.3(k);

(l) the terms and conditions of all Material Contracts to the extent such do not decrease the Net Revenue Interest for the affected Purchased Asset or increase the Working Interest for such Purchased Asset without a corresponding proportionate increase in the Net Revenue Interest for such Purchased Asset; and

(m) all liens, charges, encumbrances, Material Contracts, obligations, defects, irregularities and other matters affecting any Purchased Asset which individually or in the aggregate are not such as to interfere materially with the operation, value of use of such Purchased Asset and do not decrease the Net Revenue Interest for the affected Purchased Asset or increase the Working Interest for such Purchased Asset without a corresponding proportionate increase in the Net Revenue Interest for such Purchased Asset.

6.4 Title Defect. “Title Defect” means any encumbrance, defect in or objection to real property title, excluding Permitted Encumbrances, which renders Seller’s title less than Defensible Title; provided that each Title Defect must be equal to or greater than $25,000 in value net to Sellers’ interest; provided that (i) if such Title Defect arises from the failure to satisfy any Transfer Requirements, then such threshold shall not apply and (ii) if the same Title Defect affects multiple Wells or Leases, then the amount of the Title Defect for each affected Well or Lease shall be aggregated for the purposes of determining whether such threshold has been satisfied. Notwithstanding the preceding, the following shall not (in and of themselves) constitute Title Defects:

(a) defects in the chain of title consisting of the failure to recite marital status or omissions of successors or heirship proceedings, unless Buyer provides affirmative evidence that such failure or omission could reasonably be expected to result in a Third Person’s actual and superior claim of title to the Purchased Asset;

(b) defects asserting a change in Net Revenue Interests or Working Interests based on an after-payout decrease in Net Revenue Interests or increase in Working Interests under a farm-in, farm-out or other agreement that is listed on Schedule 6.4(b), if the effect of such change is reflected in the Net Revenue Interests and Working Interests provided in Exhibit A, B or Schedule 10, as applicable; expected to result in a Third Person’s actual and superior claim of title to the Purchased Asset;

(c) irregularities arising out of the lack of recorded powers of attorney from corporations or lack of evidence of corporate authority to execute and deliver documents on their behalf or variation in corporate or entity name;

(d) defects based solely on a lack of information in Sellers’ files;

(e) defects in the chain of title more than fifty (50) years in the past, unless Buyers provide reasonable written evidence that such failure or omission has resulted in another party claiming title to the relevant lease or asset;

(f) the Minimum Royalty Litigation set forth on Schedule 3.11;

(g) any provisions contained in the Leases, to the extent the provision does not reduce the Working Interest or Net Revenue Interest represented by Sellers;

(h) defects in acknowledgements;

(i) defects or irregularities arising out of prior unreleased oil and gas leases whose primary terms expired more than ten (10) years prior to the Closing, absent any proof of oil or gas production extending beyond the primary term;

(j) defects or irregularities arising out of the lack of a survey; and

(k) outstanding deed of trust and mortgage liens burdening the interests of any lessor under any of the Leases, unless there is evidence that the mortgagee or lien holder has asserted a default under any such deed of trust or mortgage and has exercised, or intends to exercise, foreclosure proceedings.

6.5 Title Defect Value. “Title Defect Value” means the value of the Title Defect determined in accordance with the following:

(a) if Buyer and Seller agree in writing on the Title Defect Value, that amount shall be the Title Defect Value;

(b) if the Title Defect is a discrepancy between the Net Revenue Interests in respect of the Lease and the Net Revenue Interests for such Lease listed on Exhibit A or Schedule 10, as applicable, the Title Defect Value shall be equal to the Allocated Value of the Lease multiplied by a fraction the numerator of which is the positive difference between the actual Net Revenue Interest of Seller in the Lease and the Net Revenue Interest provided for such Lease on Exhibit A or Schedule 10, as applicable, and the denominator of which is the Net Revenue Interest provided for such Lease on Exhibit A or Schedule 10, as applicable;

(c) if the Title Defect is a Lien other than a Permitted Encumbrance, the cost of removing the Lien;

(d) if the Title Defect is the increase in the Working Interests in respect of the Lease to the extent such increase is not accompanied by a corresponding increase in the Net Revenue Interests, the Title Defect Value shall be determined by Buyer in good faith in its reasonable discretion; and

(e) if the Title Defect is a discrepancy between the actual Net Mineral Acres for any Lease and the Net Mineral Acres for such Lease stated in Exhibit A or Schedule 10, as applicable, then the Title Defect Value shall be the product obtained by multiplying the Allocated Value of the Lease by a fraction the numerator of which shall be the positive difference, if any, between the Net Mineral Acres for such Lease stated on Exhibit A or Schedule 10, as applicable, and the actual Net Mineral Acres for such Lease and the denominator of which shall be the Net Mineral Acres for such Lease stated on Exhibit A or Schedule 10, as applicable.

Only that portion of the Lease that is adversely affected by a Title Defect shall be considered for purposes of determining the Title Defect Value. For the avoidance of doubt, if a Title Defect affects a Well and/or Well Location and an underlying Lease or Leases, the Title Defect Value shall be determined by adding the effect of the Title Defect on the Well or Well Location to the effect of the Title Defect on the underlying Lease or Leases, and this shall not be deemed to be duplication of values. The Allocated Values of the Wells and Well Locations have been determined on the basis that a separate valuation is provided for the underlying Net Mineral Acres of Leases.

6.6 Title Defect Notice. Buyer shall give Seller notice of any Title Defects (“Title Defect Notice”) no later than the Objection Date. If Buyer becomes aware of any Title Defect prior to the Objection Date, Buyer may, but are not required to, provide a Title Defect Notice with respect to such Title Defect prior to the Objection Date, and Buyer may provide one or more Title Defect Notices on or prior to the Objection Date. Each Title Defect Notice must be in writing and include all of the following:

(a) a description of the Title Defect in reasonable detail;

(b) supporting documentation in Buyer’s possession, if any, reasonably necessary to support Buyer’s belief that the Title Defect has not been released or cured and is still enforceable;

(c) the identity and the Allocated Value, if any, of the Lease, Well and/or Well Location, as applicable, containing the Title Defect; and

(d) the amount by which Buyer reasonably believe the Allocated Value of such Purchased Assets is reduced by the alleged Title Defects.

6.7 Accepted Title Liabilities. Any Title Defect Notice that is not properly given pursuant to Section 6.6, shall not be a valid Title Defect Notice, and any Title Defects not included in a valid Title Defect Notice delivered on or prior to the Objection Date shall be deemed to be “Accepted Title Liabilities” and shall be deemed to have been waived by Buyer.

6.8 Seller’s Cure Right; Adjustments to Purchase Price.

(a) If Buyer gives a Title Defect Notice, Seller shall have the right, but not the obligation, to attempt, at Seller’s sole cost, to cure within 90 days after the Objection Date or the date of resolution of a disputed Title Defect under Section 6.9 (the “Title Cure Period”), to Buyer’s reasonable satisfaction, any alleged Title Defects for which a Title Defect Notice has been delivered under Section 6.6 on or prior to the Objection Date.

(b) With respect to each Purchased Asset affected by Title Defects for which a Title Defect Notice has been delivered by Buyer under Section 6.6 on or prior to the Objection Date and not cured during the Title Cure Period to Buyer’s reasonable satisfaction, subject to Section 6.9 and 6.10, the Purchase Price shall be reduced by an amount equal to the Title Defect Value for such Purchased Asset.

(c) Section 6.9 shall, to the fullest extent permitted by applicable Laws, be the exclusive right and remedy of Buyer with respect to any Title Defect, except in connection with Buyer’s remedies for any breach of Seller’s covenants under Section 8.1(b).

6.9 Disputes Relating to Title Defect Value. Seller (acting through Sellers’ Representative) and Buyer shall attempt to agree on the effect of any efforts of Seller to cure any Title Defects and all Title Defect Values on or before 120 days after the Objection Date. Any Title Defects and Title Defect Values in dispute and not resolved by such date shall be submitted to a title attorney with at least ten years experience in oil and gas titles in Pennsylvania as selected by mutual agreement of Buyer and Seller (acting through Sellers’ Representative), or absent such agreement within a ten-day period following the date that is 120 days after the Objection Date, by the Pittsburgh, Pennsylvania office of the AAA (the “Title Arbitrator”). The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute. The arbitration proceeding shall be held in Pittsburg, Pennsylvania and shall be conducted in accordance with the Commercial Rules, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination shall be made within 30 days after submission of the matters in dispute and shall be final and binding on all Parties, without right of appeal. In making his or her determination, the Title Arbitrator shall be bound by the rules provided in Section 6.5 and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested Third Persons to advise the Title Arbitrator, including title attorneys from other states and petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defects and Title Defect Values submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. Each Party shall bear such Party’s own legal fees and other costs of presenting such Party’s case. Buyer and Seller shall bear the costs and expenses of the Title Arbitrator in equal parts.

6.10	Adjustment to Purchase Price; Title Defect Deductible.

(a) The Purchase Price shall be adjusted for Title Defect Values as provided in Section 6.8(b); provided, however, that notwithstanding anything to the contrary in this Agreement, there shall be no cure, remedy, deletion or adjustment to the Purchase Price whatsoever in respect of any Title Defects unless the aggregate value of all Title Defects equals or exceeds $6,375,000 (the “Title Defect Deductible”) and in such event the reduction in the Purchase Price shall be the aggregate amount of Title Defect Values that exceed the Title Defect Deductible, unless such Title Defect arises from the failure to satisfy any Transfer Requirements, in which case the Title Defect Deductible shall not apply.

(b) Upon final resolution of all disputes as to the validity and amounts of Title Defects in accordance with Section 6.9, if: (i) the Final Adjustment Statement has not then become final, the Title Defect Value this Article VI shall be used for purposes of the Final Adjustment Statement and calculation of the Purchase Price for purposes of Section 1.9; or (ii) the Final Adjustment Statement has become final then within three Business Days after the final determination of any reduction in the Purchase Price for Title Defects, Seller will pay to Buyer the amount of such reduction.

6.11 Preference Rights and Transfer Requirements.

(a) The Transactions are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Within ten days after the date of this Agreement, Seller shall, subject to Buyer’s prior review of Seller’s consent request letters and Preference Right waiver request letters, initiate all procedures which are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements with respect to the Transactions. Seller shall use its Reasonable Best Efforts to obtain all applicable consents and to obtain waivers of applicable Preference Rights.

(b) Upon the exercise of any Preference Right after the Closing with respect to any Purchased Asset conveyed to Buyer, Buyer shall tender the required interest in such Purchased Asset affected by such Preference Right, at the Allocated Value for such affected Purchased Asset (or portion thereof) to the holder, or holders, of such right. In return for tendering the Purchased Asset to such holders, Buyer shall collect and retain such amount from such purchaser as its sole and exclusive remedy for such exercise of a Preferential Right. At Closing, Seller will assign to Buyer the Purchased Asset, including any Purchased Asset that is subject to an unexercised Preference Right, subject to such right to purchase.

6.12 Upward Defect Adjustments. If Buyer or Seller discover additional interests in the Purchased Assets, including any Net Mineral Acres in excess of the Net Mineral Acres set forth in Exhibit A or Schedule 10 or any interest that entitles Seller to receive more than the Net Revenue Interests set forth in Exhibit A, Exhibit B or Schedule 10 or obligates Seller to bear costs and expenses in an amount less than the Working Interests set forth in Exhibit A, Exhibit B or Schedule 10 without a corresponding reduction in Seller’s Net Revenue Interest, the discovering party shall notify the other party of such interest (the “Additional Interest”). The party who discovers the Additional Interest shall give the other party written notice of the Additional Interest as soon as possible, but in no event later than the Objection Date. This notice shall be in writing and shall include (i) a description of each Additional Interest, (ii) the basis for each Additional Interest and supporting documentation with respect thereto, (iii) the Allocated Value of the Lease, Well or undeveloped location affected by the Additional Interest, (iv) the value of the Additional Interest or the amount by which the notifying party believes the Allocated Value of the Lease, Well or undeveloped location has been increased by the Additional Interest and the computations upon which such party’s belief is based, which amount must be equal to or greater than $25,000 net to Sellers’ interest. The Purchase Price shall not be adjusted for value of any Addition Interest until the aggregate value of all Additional Interests equals or exceeds the Title Defect Deductible and in such event the increase in the Purchase Price shall be the aggregate amount of Additional Interests that exceed the Title Defect Deductible.

6.13 No Title Representation or Warranty. Except for the special warranty of title by, through and under Seller that will be contained in the Assignment, Bill of Sale and Conveyance to be delivered at Closing and without limiting Buyer’s right to adjust the Purchase Price as provided in this Article VI, Sellers make no warranty or representation, express or implied, statutory or otherwise, with respect to Sellers’ title to any of the Purchased Assets and Buyer hereby acknowledges and agrees that Buyer’s sole and exclusive remedy for any defect of title, including any Title Defect, with respect to any of the Purchased Assets shall be pursuant to the procedures and as set forth in Article VI.

Article VII.

ARTICLE VII RESERVED

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by Seller. From and after Closing, Seller shall indemnify Buyer, Buyer’s permitted assigns and Affiliates and their respective partners, directors, members, shareholders, officers, employees and agents (collectively, “Buyer Indemnified Persons”) from and against the entirety of any Damages the Buyer Indemnified Persons may suffer resulting from, arising out of, relating to, in the nature of, or caused by the following:

(a) any breach by Seller of any of Seller’s representations and warranties in this Agreement (without giving effect to any supplement to the disclosure schedules to this Agreement) or in the Seller Related Documents;

(b) any breach by Seller of any of its covenants in this Agreement or in the Seller Related Documents;

(c) any Excluded Liabilities; and

(d) the litigation described in Schedule 3.11.

THE FOREGOING INDEMNIFICATIONS BY SELLERS SHALL APPLY WHETHER OR NOT DAMAGES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNITEE, OR (ii) STRICT LIABILITY.

8.2 Indemnification by Buyer. From and after Closing, Buyer shall indemnify Seller, Seller’s permitted assigns and Affiliates and their respective partners, directors, members, shareholders, officers, employees and agents (the “Seller Indemnified Persons”) from and against the entirety of any Damages the Seller Indemnified Persons may suffer resulting from, arising out of, relating to, in the nature of, or caused by the following:

(a) any breach by Buyer of any of its representations and warranties in this Agreement or in the Buyer Related Documents;

(b) any breach by Buyer of any of its covenants in this Agreement or in the Buyer Related Documents; and

(c) any Assumed Liabilities.

THE FOREGOING INDEMNIFICATIONS BY BUYER SHALL APPLY WHETHER OR NOT SUCH DAMAGES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE (INCLUDING ANY VIOLATION OF APPLICABLE ENVIRONMENTAL LAWS), BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNITEE, OR (ii) STRICT LIABILITY.

8.3 Indemnification Claims.

(a) Third Person Claims.

(i) If any Third Person notifies any Indemnified Person with respect to any matter (a “Third Person Claim”) that may give rise to a claim for indemnification against an Indemnifying Party under Section 8.1 or Section 8.2, then the Indemnified Person shall promptly give written notification to the Indemnifying Party of this Agreement. Such notification shall be given within 30 days after receipt by the Indemnified Person of notice of such Third Person Claim, and shall describe in reasonable detail (to the extent known by the Indemnified Person) the facts constituting the basis for such Third Person Claim and the amount of the claimed Damages (if available); provided, however, that no delay or failure on the part of the Indemnified Person in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent such delay or failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Person Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Third Person Claim.

(ii) The Indemnifying Party may, upon written notice to the Indemnified Person, assume control of the defense of such Third Person Claim with counsel reasonably satisfactory to the Indemnified Person; provided that (a) the Indemnifying Party notifies the Indemnified Person in writing within 30 days after the Indemnified Person has given notice of the Third Person Claim that the Indemnifying Party will indemnify the Indemnified Person from and against the Damages the Indemnified Person may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Person Claim (subject to the provisions of this Article VIII); (b) the ad damnum, if any, is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VIII; (c) the Indemnifying Party provides the Indemnified Person with evidence acceptable to the Indemnified Person that the Indemnifying Party will have the financial resources to defend against the Third Person Claim and fulfill its indemnification obligations hereunder; (d) the Third Person Claim does not involve criminal liability and seeks only money damages and not equitable relief against the Indemnified Person; (e) settlement of, or an adverse judgment with respect to, the Third Person Claim is not, in the good faith judgment of the Indemnified Person, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Person, and (f) the Indemnifying Party conducts the defense of the Third Person Claim actively and diligently.

(iii) If the Indemnifying Party does not, or is not permitted under the terms of this Agreement to, so assume control of the defense of a Third Person Claim, the Indemnified Person shall control such defense.

(iv) The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status and defense of such Third Person Claim and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Person Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Person Claim. The reasonable fees and expenses of counsel to the Indemnified Person with respect to a Third Person Claim shall be considered Damages for purposes of this Agreement if: (x) the Indemnified Person controls the defense of such Third Person Claim under the terms of this Section 8.3; or (y) the Indemnifying Party assumes control of such defense and the Indemnified Person reasonably concludes that the Indemnifying Party and the Indemnified Person have conflicting interests or different defenses available with respect to such Third Person Claim.

(v) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Person Claim without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Person shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable under such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Person from further liability and has no other adverse effect on the Indemnified Person. The Indemnified Person shall send the Indemnifying Party at least ten days prior notice of any settlement of the Third Person Claim that it proposes to enter into, and if the Indemnifying Party has not yet assumed the defense of the Third Person Claim that is capable of being assumed under the terms of Section 8.3(a)(ii), the Indemnifying Party may admit in writing its obligation to provide indemnity as described in Section 8.3(a)(ii)(a), assume the defense, and reject the proposed settlement. If the Indemnifying Party has assumed the defense of the Third Person Claim or the initial 30-day period in which the Indemnifying Party may elect to assume the defense has not yet run, the Indemnified Person shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Person Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(b) Within twenty 20 days after delivery of the notification of a Third Person Claim as provided in Section 8.3(a)(i) (a “Claim Notice”), the Indemnifying Party shall deliver to the Indemnified Person a response, in which the Indemnifying Party shall: (i) agree that the Indemnified Person is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Person of the Claimed Amount to the extent the Claimed Amount may be finally determined at that time, by check or by wire transfer (provided that to the extent the Claimed Amount may not be finally determined at that time, the Indemnifying Party shall pay the Indemnified Person such additional amounts as to constitute the full Claimed Amount at such time as the full Claimed Amount can be finally determined); (ii) agree that the Indemnified Person is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Person of the Agreed Amount, by check or by wire transfer); or (iii) dispute that the Indemnified Person is entitled to receive any of the Claimed Amount.

(c) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Person shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such thirty (30)-day period, the Indemnifying Party and the Indemnified Person shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Person agree in writing to submit the Dispute to such arbitration, then the provisions of Section 8.3(d) shall become effective with respect to such Dispute. The provisions of this Section 8.3(c) shall not obligate the Indemnifying Party and the Indemnified Person to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Person to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in Pittsburgh, Pennsylvania, in accordance with Section 11.15.

(d) If, as provided in Section 8.3(c), the Indemnified Person and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii) The Parties shall commence the arbitration by jointly filing a written submission with the Pittsburgh, Pennsylvania office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii) No depositions or other discovery shall be conducted in connection with the arbitration.

(iv) Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the Parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the Parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 11.15).

(v) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise; to (a) modify or disregard any provision of this Agreement, including the provisions of this Section 8.3(d); or (b) address or resolve any issue not submitted by the Parties.

(vi) In connection with any arbitration proceeding under this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the Parties (which shall not include any Party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Person and the Indemnifying Party.

(e) Notwithstanding the other provisions of this Section 8.3, if a Third Person asserts (other than by means of a lawsuit) that an Indemnified Person is liable to such Third Person for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification under this Article VIII, and such Indemnified Person reasonably determines that it has a valid business reason to fulfill such obligation, then: (i) such Indemnified Person shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party; (ii) such Indemnified Person may subsequently make a claim for indemnification in accordance with, and subject to the limitations provided in, this Article VIII; and (iii) such Indemnified Person shall be reimbursed, in accordance with the provisions of this Article VIII, for any such Damages for which it is entitled to indemnification under this Article VIII (subject to the right of the Indemnifying Party to dispute the Indemnified Person’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VIII).

(f) The rights to indemnification provided in this Article VIII shall not be affected by: (i) any investigation conducted by or on behalf of an Indemnified Person or any knowledge acquired (or capable of being acquired) by an Indemnified Person, whether before or after the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder; or (ii) any waiver by an Indemnified Person of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

(g) This Article VIII shall not apply to any indemnification obligations of Seller for Environmental Defects that Seller and Buyer agree to under Section 5.3(c)(ii) and such indemnity obligation shall not be limited in any manner by this Article VIII.

(h) Notwithstanding anything to the contrary in this Agreement, for purposes of determining if there has been a breach of any representation or warranty hereunder by Seller or Buyer for purposes of this Article VIII and determining the amount of any Damages that are the subject matter of a claim for indemnification hereunder, each representation and warranty in this Agreement and each certificate or document delivered under this Agreement shall be read without regard and without giving effect to the term(s) “material” or “substantial” or any other materiality or similar qualification in such representation and warranty or certificate; provided, however, the term “Material Contract” shall be given effect.

(i) Notwithstanding anything to the contrary in this Agreement, nothing in Section 8.4 or this Section 8.3 shall in any way limit any Party’s Liability or obligations with respect to any Purchase Price Adjustments or any other covenants or agreements in Sections 1.4 through 1.12, or Article VI.

8.4 Survival of Representations, Warranties and Covenants. All representations and warranties of the Parties in this Agreement shall survive Closing and any investigation made by or on behalf of any Party until the close of business on the first anniversary of the Closing Date; provided, however, that: (i) the representations and warranties provided in Section 3.22 (Tax Matters) and Section 3.23 (Tax Partnership) shall survive until the later of (A) 60 days after expiration of the applicable statute of limitations for the applicable underlying claim, including any extensions or waivers of the applicable statute of limitations and (B) if no applicable statute of limitations exists, then five (5) years from the Closing Date; and (ii) the representations and warranties in Section 3.1 (Organization and Qualification) and Section 3.2 (Authority; Binding Effect) of this Agreement, fraud and intentional misrepresentation shall survive indefinitely. All covenants of Sellers or Buyer contained in this Agreement shall survive Closing except for (a) any covenant which by its terms terminates as of a specific date, or is only made for a specified period, and (b) the covenants set forth in Section 8.1, which shall only survive until the close of business on the first anniversary of the Closing Date, provided that the indemnification in Section 8.1(c) and Section 8.1(d) shall survive without time limit and to the extent any representation or warranty survives for a longer period of time, the indemnification for such representation and warranty shall survive for such period of time (the “Survival Period”). A written claim for indemnification under this Article VIII for breach of a representation or warranty may be brought at any time during the Survival Period; provided, that the representation or warranty on which such claim is based continues to survive under this Section 8.4 at the time notice of such claim is given in accordance with Section 8.3, and if such written notice is given within such period, all rights to indemnification with respect to such claim shall continue in force and effect.

8.5 Limitations. No Party shall have any obligation to indemnify an Indemnified Persons from and against any Damage under Section 8.1, other than Damages resulting by reason of any fraud, intentional misrepresentation, Excluded Liabilities or Assumed Liabilities, unless (i) any individual Damage suffered by such Indemnified Person is greater than or equal to $50,000 in value (the “Individual Deductible”) and (ii) the aggregate value of all Damages suffered by such Indemnified Person in excess of the Individual Deductible exceeds $12,750,000 (the “Aggregate Deductible”) in which event such Indemnified Person may recover all Damages incurred in excess of the Aggregate Deductible. Other than with respect to any Excluded Liabilities, in no event shall the aggregate liability of any Seller to Buyer arising from or related to this Agreement, including without limitation any breach of any representation, warranty, covenant or indemnity by it contained in this Agreement, exceed such Seller’s proportionate share (as determined based on the percentage of ownership of each in the Properties) of an amount equal to $72,250,000.

8.6 Treatment of Indemnification Payments. The Parties agree to treat all indemnification payments made under this Article VIII (including payments under Sections 8.1 and 8.2) as adjustments to the Purchase Price for all income Tax purposes and to take no position contrary thereto in any Tax Return or audit or examination by, or proceeding before, any taxing authority, except as required by a change in Law or a “determination” as defined in Section 1313 of the Code and the Treasury Regulations thereunder.

ARTICLE IX

RESERVED

ARTICLE X

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning provided below.

“Action” means an action, suit or proceeding, claim, notice of violation, arbitration, litigation or investigation.

“AAA” means the American Arbitration Association.

“AFEs” is defined in Section 3.15.

“Accepted Title Liabilities” is defined in Section 6.7.

“Additional Interests” is defined in Section 6.12.

“Additional Properties” mean those Leases within the area reflected on the map attached hereto as Exhibit E and listed on Schedule 10.

“Adjustment Statement” is defined in Section 1.8(a).

“Affiliate” means any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

“Agreed Amount” means part, but not all, of the Claimed Amount.

“Agreement” means this Asset Purchase Agreement.

“Allocated Value” or “Allocated Values” is defined in Section 1.5.

“Arbitrator” is defined in Section 8.3(d).

“Assessment” is defined in Section 5.3(b).

“Assigned Contract” or “Assigned Contracts” is defined in Section 1.1(c).

“Assumed Environmental Liabilities” means all Losses relating to Environmental Matters in, on, under or relating to the Purchased Assets attributable to the period of time before, on, and after the Effective Time other than Losses associated with Environmental Defects which Sellers’ are obligated to bear pursuant to Section 5.3.

“Assumed Liabilities” means:

(a) all Operating Expenses of Seller to the extent attributable to the Purchased Assets and related to periods after the Effective Time;

(b) all other Liabilities of Seller (other than Operating Expenses) under or associated with or appurtenant to the Assigned Contracts and the Leases, to the extent related to periods after the Effective Time;

(c) all Liabilities arising out of Buyer’s operations and/or ownership of the Purchased Assets after the Effective Time;

(d) the Assumed Environmental Liabilities;

(e) all Liabilities for transfer, sales, use and similar Taxes arising in connection with consummation of the Transactions; provided that Assumed Liabilities shall not include: (i) any Liability resulting from any breach or non-fulfillment of any representation, warranty, covenant or agreement of Seller under this Agreement, (ii) any Operating Expense or other Liability to the extent accounted for as an increase in the Base Purchase Price in accordance with Section 1.6(a)(i), (iii) any Liability to the extent arising out of or attributable to the ownership, use, construction, maintenance or operation of the Excluded Assets, (iv) all Liabilities which are payable by Seller or any Affiliate of Seller in its capacity as operator with respect to Operated Properties to the extent the proceeds therefor have been received by Seller or any Affiliate of Seller as of Closing but are not delivered to Buyer at Closing or (v) Seller Taxes, each of which subclauses (i) through (v) shall be deemed an Excluded Liability; and

(f) Liabilities associated with any Minimum Royalty Litigation and any other Action or Order set forth in Schedule 3.11.

“Base Purchase Price” is defined in Section 1.4.

“Business Day” means any day that a Federal Reserve Bank is open for business.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons” is defined in Section 8.1.

“Buyer Related Documents” is defined in Section 4.2(b).

“Casualty” means any event or circumstance outside the ordinary course of business that occurs between the Effective Time and the Closing Date causing physical damage to or destruction of all or any part of the Purchased Assets for any reason, including as a result of fire, explosion, blowout, storm, tornado, hurricane, earthquake, earth movement, flood, water damage, or any similar event.

“Chief/Enerplus Tax Partnership” means the partnership for federal income tax purposes governed by that certain Joint Development Agreement between Chief, Radler, and Enerplus Resources (USA) Corporation, dated September 1, 2009, which includes as an exhibit that certain Tax Partnership Agreement dated September 1, 2009.

“Claim Notice” is defined in Section 8.3(b).

“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Person.

“Closing” means the closing of the Transactions.

“Closing Date” is defined in Section 2.1.

“Closing Date Aggregate Purchase Price” is defined in Section 1.8(d).

“Closing Deliverables Escrow Agreement” is defined in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Law.

“Commercial Rules” means the Commercial Arbitration Rules of the AAA.

“Confidentiality Agreement” is defined in Section 5.3(a).

“Controlling Party” means the party controlling the defense of any Third Person Claim.

“Damages” means the amount of any Liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity.

“Defensible Title” is defined in Section 6.2.

“Dispute” means the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Effective Time Tank Oil” means oil and liquid Hydrocarbon inventories in tanks above the pipeline connections as of the Effective Time.

“Effective Time” means 12:01 a.m. Central time on July 1, 2010.

“Enerplus” means Enerplus Resources (USA) Corporation.

“Enerplus Carry” is defined in Section 1.2(n).

“Enerplus JDA” means that certain Joint Development Agreement dated as of September 1, 2009, among Sellers and Enerplus.

“Environmental Cure Period” is defined in Section 5.3(c)(i).

“Environmental Defect” is defined in Section 5.3(b).

“Environmental Defect Value” is defined in Section 5.3(d).

“Environmental Laws” means, as the same may have been amended, any federal, state or local Law relating to: (a) the control of any potential pollutant or protection of the environment, including air, water or land; (b) the generation, handling, treatment, storage, disposal or transportation of waste materials; or (c) the regulation of or exposure to hazardous, toxic or other substances alleged to be harmful, including, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related Law, whether local, state, territorial, or national, of any Governmental Entity having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the preceding. The term “Environmental Laws” includes all Orders issued pursuant to Environmental Laws.

“Environmental Matters” means any and all Actions, Orders, Liabilities (including attorneys’ fees and costs of litigation) of any kind or character for pollution or environmental damages of any kind, including those relating to naturally occurring radioactive materials, violations or alleged violations of Environmental Laws, common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, or fault imposed by Law or otherwise, and including all costs associated with remediation and clean up, and fines and penalties associated with any of the preceding.

“Environmental Permit” means any permit, license, registration or approval by any Governmental Entity made or issued under Environmental Laws.

“Equipment” is defined in Section 1.1(d).

“Escrow Account” is defined in Section 1.4.

“Escrow Agent” is defined in Section 1.4.

“Escrow Agreement” is defined in Section 1.4.

“Escrow Amount” is defined in Section 1.4(a).

“Estimated Closing Defect Value” is defined in Section 6.9.

“Exchange” is defined in Section 5.6(e).

“Excluded Assets” is defined in Section 1.2.

“Excluded Liabilities” is defined in Section 1.3.

“Extended Post-Closing Agreement Period” is defined in Section 1.4(b).

“Final Adjustment Statement” is defined in Section 1.9(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Approvals” is defined in Section 5.1.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Hazardous Materials” means any pollutant, contaminant, waste, or chemical, or any toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the preceding characteristics and regulated under any Environmental Law and any substance, whether solid, liquid, or gaseous: (a) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; (b) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; (c) any Hydrocarbons and any components, fractions, or derivatives thereof, and any oil or gas exploration or production waste; or (d) which causes or poses a threat to cause contamination or nuisance or a hazard to the environment or to the health or safety of persons.

“Hedge Contract” means any contract to which Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbon” or “Hydrocarbons” means oil, gas, condensate and/or other liquid or gaseous hydrocarbons or any combination thereof or products therefrom.

“Hydrocarbon Tax” or “Hydrocarbon Taxes” means any hydrocarbon production, severance or similar excise Tax based upon or measured by the operation of the Purchased Assets or the production of Hydrocarbons therefrom, but excluding any Property Tax.

“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Purchased Assets, regardless of whether such over-production, under-production, over-delivery under-delivery or similar imbalance arises at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Income Tax” means any federal, state, local or foreign income, franchise or similar Tax.

“Indemnified Person” means a Buyer Indemnified Person or a Seller Indemnified Person.

“Indemnifying Party” means the Party from whom indemnification is sought by the Indemnified Person.

“Initial Adjustment Amount” is defined in Section 1.8.

“Instruments” is defined in Section 5.7.

“Interim Period” means that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“Knowledge” means: (a) with respect to Buyer, the actual knowledge of Douglas H. Miller, Stephen F. Smith, Harold L. Hickey, Richard L. Hodges, John D. Jacobi, William L. Boeing, Mark E. Wilson, Mike Chambers, Andrew Springer, Russ Griffin, Joel Heiser, Frank Rotunda and Bob Gessner, following reasonable inquiry to their immediate subordinates; and (b) with respect to Chief E&D and Chief O&G, the actual knowledge of Trevor D. Rees-Jones, Michael G. Radler, Tony Carvalho, Jim Scott, Bill Buckler, Glynne Mildren, David Hundley or Lonnie Samford and, with respect to Radler, shall mean the actual knowledge of Michael G. Radler, following reasonable inquiry to their immediate subordinates.

“Laws” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Lease” or “Leases” is defined in Section 1.1(a).

“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance in respect of such property or asset.

“Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts), and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Action.

“Material Contracts” or “Material Contract” is defined in Section 3.5.

“Minimum Royalty Law” means the Pennsylvania Minimum Royalty Act., 58 P.S. § 33, et seq., as amended.

“Minimum Royalty Litigation” means all claims, causes of action or demands asserted in any proceeding, in effect now or at any time prior to or on the Closing seeking to invalidate, terminate, cancel or void any Lease or to recover any minimum royalty, improper deductions from royalty payments previously paid under such Lease or any other damage or relief, legal or equity, in each case to the extent based upon any violation of any Minimum Royalty Law, including without limitation, the Minimum Royalty Litigation set forth on Schedule 3.11.

“Net Mineral Acres” with respect to the mineral estate in lands covered by a particular Lease, means the product of: (a) the percentage mineral interest ownership of the lessor under such Lease; (b) the percentage working interest of Seller; and (c) the total number of gross acres covered by such Lease.

“Net Revenue Interest” mean the percentage share in all Hydrocarbons produced from a well, lease, unit or other Oil and Gas Interest after satisfaction of applicable lessor royalties, overriding royalties, oil payments and other payments out of or measured by the production of Hydrocarbons from such well, lease, unit or other Oil and Gas Interest.

“Non-controlling Party” means the party not controlling the defense of any Third Person Claim.

“Notice” is defined in Section 11.8(a).

“Objection Date” means February 28, 2011.

“Oil and Gas Interest(s)” means:

(a) all interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty interests, production payments, operating rights, net profits interests, fee minerals, fee royalties, other non-working interests and non-operating interests;

(b) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division order, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reservations and concessions;

(c) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the preceding;

(d) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the preceding, in each case to the extent such interests comprise a part of the Purchased Assets;

(e) any economic or contractual rights, options or interests in and to any of the preceding, including any sublease, farm-out or farm-in agreement or production payment affecting any interest or estate in oil, gas or other hydrocarbons in place; and

(f) any and all rights and interests attributable or allocable thereto by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration.

“Operating Expenses” means all operating expenses (including overhead costs as provided in the applicable joint operating agreements) and capital expenditures (including without limitation, drilling, casing and completion costs) incurred in the ownership, use, maintenance or operation of the Purchased Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, including overhead costs charged to the Purchased Assets under the relevant operating agreement or unit agreement (including, without limitation, all delay rentals and lease extension payments), if any, but excluding costs, expenses and Liabilities attributable to:

(a) Liabilities for personal injury or death, property damage (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock and other personal property in the ordinary course of business), torts, breach of contract (other than failure to make payments under the terms of a contract) or violation of any Law (or private rights of action under any Law);

(b) Liabilities arising as a result of any breach by Seller or any Affiliate of Seller, as operator with respect to Operated Properties, of any applicable operating agreement or any Assigned Contract;

(c) obligations to plug wells, dismantle or decommission facilities, close pits around plugged wells and restore the surface around such wells, facilities and pits;

(d) environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments or personal property under applicable Environmental Laws;

(e) obligations with respect to Imbalances;

(f) Liabilities with respect to payment of working interests and Royalties relating to the Purchased Assets, including those held in suspense;

(g) obligations with respect to Hedge Contracts;

(h) claims for indemnification or reimbursement from any Third Person with respect to costs of the type described in the preceding clauses (a) through (g), whether such claims are made pursuant to contract or otherwise;

(i) costs and expenses related to curing an Environmental Defect, Title Defect or Casualty; and

(j) all Property Taxes and Hydrocarbon Taxes.

“Order” means any decree, injunction, judgment, order, award, ruling, assessment or writ by a court, administrative agency, regulatory body, other Governmental Entity, arbitrator or arbitration panel.

“Parties” means Buyer and Seller.

“Permitted Encumbrances” is defined in Section 6.3.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity, or any other entity or body.

“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Purchased Asset or any interest in any Purchased Asset or portion of any Purchased Asset as a result of or in connection with: (a) the sale, assignment or other transfer of any Purchased Asset or any interest in any Purchased Asset or portion of any Purchased Asset; or (b) the execution or delivery of this Agreement or consummation or performance of the terms and conditions contemplated in this Agreement.

“Prepaid JOA Funds” is defined in Section 1.10.

“Property Tax” or “Property Taxes” means any ad valorem, property or similar Tax imposed with respect to the Purchased Assets, but excluding any Hydrocarbon Tax.

“Post-Closing Agreement” is described in Exhibit L.

“Purchase Price” is defined in Section 1.4.

“Purchase Price Adjustment” is defined in Section 1.6(b).

“Purchased Assets” is defined in Section 1.1.

“Reasonable Best Efforts” means best efforts, to the extent commercially reasonable, provided, however, that “Reasonable Best Efforts” shall not include the obligation to expend money other than reasonable out-of-pocket costs and any costs or fees expressly required or provided for under any applicable contract under which such waiver, consent or approval is being sought or such notice is required to be given.

“Records” is defined in Section 1.1(g).

“Response” means a written response from the Indemnifying Party to the Indemnified Person containing the information provided for in Section 8.3.

“Royalties” means royalties and overriding royalties.

“Seller” is defined in the first paragraph of this Agreement.

“Seller Indemnified Persons” is defined in Section 8.2.

“Seller Related Documents” is defined in Section 3.2(b).

“Sellers’ Representative” is defined in Section 11.14.

“Seller Taxes” means: (a) all Income Taxes and other Taxes (other than Hydrocarbon Taxes, Property Taxes or Transfer Taxes in respect of the Purchased Assets) of Seller in respect of its business or the ownership, operation or disposition of the Purchased Assets for any taxable period or portion of any taxable period, whether before or after the Closing Date; and (b) all Hydrocarbon Taxes and Property Taxes in respect of the Purchased Assets for any taxable period or portion of any taxable period ending immediately before the Effective Time.

“Subject Interests” is defined in Section 1.1(b).

“Tax” or “Taxes” means, with respect to any Person, any unclaimed property or escheat obligations, and all taxes, charges, fees, levies or other similar assessments or liabilities, including income, capital gains, estimated, gross receipts, ad valorem, premium, value-added, excise, alternative minimum, real property, personal property, sales, use, transfer, escheat, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, capital stock severance, stamp, occupation, windfall profits, customs, duties, franchise, withholding and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and including any liability for any of the preceding taxes or other items arising as a transferee, successor, by contract, operation of Laws or otherwise for which such Person may be liable.

“Tax Partnership” is defined in Section 3.23.

“Tax Proceeding” is defined in Section 5.6(d).

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Returns” means all forms, reports, returns (including information returns), declarations, statements or other information (including any related or supporting schedules or attachments to any of the preceding, and any amendments to any of the preceding) supplied or required to be supplied to any Governmental Entity in connection with Taxes.

“Third Person” means a Person that is not party to this Agreement.

“Third Person Claim” is defined in Section 8.3(a)(i).

“Title Arbitrator” is defined in Section 6.9.

“Title Cure Period” is defined in Section 6.8(a).

“Title Defect” is defined in Section 6.4.

“Title Defect Deductible” is defined in Section 6.10(a).

“Title Defect Notice” is defined in Section 6.6.

“Title Defect Value” is defined in Section 6.5.

“Tombs Run Tax Partnership” means the partnership for federal income tax purposes governed by that certain Participation Agreement between Chief Exploration & Development LLC, Radler 2000, LP and eCorp Resource Partners I, LP, dated June 22, 2007, which includes that certain Tax Partnership Agreement attached as Exhibit H.

“Transaction Documents” means, collectively, this Agreement, the Seller Related Documents, and the Buyer Related Documents.

“Transactions” means, collectively, the transactions contemplated in the Transaction Documents.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Purchased Asset or any interest in any Purchased Asset and if not so obtained, made or complied with, then such sale, assignment or transfer would be rendered void or voidable or otherwise cancel, terminate or repudiate any Lease; provided, however, that “Transfer Requirement” shall not include any consent of, notice to, filing with, or other action by any Governmental Entity in connection with the sale or conveyance of, or interests in, oil and/or gas leases, or contracts or interests in such contracts, if they are not required prior to assignment of such oil and/or gas leases, contracts or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Taxes” means all sales, use, transfer, recording, stock transfer and similar taxes and fees, if any, arising on or after the Closing Date of or in connection with the sale of the Purchased Assets under this Agreement.

“Treasury Regulations” and “Treasury Regulation” means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

“Well” or “Wells” is defined in Section 1.1(b).

“Well Location” or “Well Locations” means those drilling locations identified and described on Exhibit B.

“Working Interest” means the percentage of costs and expenses attributable to the maintenance, development and operation of an Oil and Gas Interest.

ARTICLE XI

MISCELLANEOUS

11.1 Press Releases and Announcements. Subject to a Party’s reasonable judgment that it is otherwise required by Law or by the rules of a national securities exchange to make such disclosure, that Party shall, and shall cause its representatives (as applicable), to (a) consult with the other Party regarding the timing and content of all announcements regarding this Agreement, Closing and the Transactions to the financial community, any Governmental Entity, customers, suppliers or the general public and (b) use its Reasonable Best Efforts to agree upon the text of any such announcement with the other party prior to its release.

11.2 No Third Party Beneficiaries. This Agreement confers rights and remedies on Indemnified Persons as provided in Article VIII, and no other Person other than the Parties has rights or remedies under this Agreement.

11.3 Entire Agreement. The Transaction Documents, the exhibits, the schedules and the other documents, instruments and agreements specifically referred to in this Agreement or those documents or delivered under this Agreement or those documents constitutes the final agreement between the Parties. It is the complete and exclusive expression of the Parties’ agreement on the subject matter of this Agreement. This Agreement supersedes all other oral or written agreements or policies relating to this Agreement, except for the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms. The provisions of this Agreement may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings. No conditions precedent to the effectiveness of this Agreement exist other than those expressly stated in this Agreement.

11.4 Assignment and Delegation.

(a) No Party may assign any part of its rights or obligations under this Agreement without the other Party’s prior written consent, which shall not be unreasonably withheld; provided that Buyer may, without obtaining the prior written consent of Seller, assign: (i) Buyer’s rights and obligations, including all representations, warranties, and indemnities, under this Agreement, in whole or in part, to any of its Affiliates, provided that any such assignment will not release Buyer from any of its obligations under this Agreement; or (ii) an undivided (A) 49.75% of Buyer’s rights and obligations, including all representations, warranties, and indemnities, under this Agreement to BG Production Company (PA), LLC or any of its Affiliates (“BG”), in which case Buyer shall no longer have any liability under this Agreement with respect to such interest and BG shall be severally liable under this Agreement with respect to such interest and (B) 0.5% of Buyer’s rights and obligations, including all representations, warranties, and indemnities, under this Agreement to EXCO Resources (PA), LLC (“OpCo”), in which case Buyer shall no longer have any liability under this Agreement with respect to such interest and OpCo shall be severally liable under this Agreement with respect to such interest. Except as expressly provided in this Section 11.4(a), all assignments of rights are prohibited under this section

11.4(a), whether they are voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or any other manner. For purposes of this section 11.4, (i) a “change of control” is deemed an assignment of rights, and (ii) “merger” refers to any merger in which a party participates, regardless of whether it is the surviving or disappearing entity.

(b) No Party may delegate any performance under this Agreement.

(c) Any purported assignment of rights or delegation of performance in violation of this Section 11.4 is void.

11.5 Successors and Assigns.

(a) If an assignment of rights occurs, the nonassigning Party is deemed to have agreed to perform in favor of the assignee.

(b) If an assignment of rights occurs, (i) a contemporaneous delegation is deemed to have occurred, and (ii) the assignee is deemed to have assumed the assignor’s performance obligations in favor of the nonassigning Party; except in each case where evidence exists to the contrary.

(c) This Section 11.5 does not address whether (i) rights under this Agreement are assignable or (ii) performance under this Agreement is delegable. Section 11.4 addresses these matters.

(d) For purposes of this Section 11.5, (i) “assignment” means any assignment, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law or any other manner, (ii) “assignee” means any successor or assign of the assignor, (iii) a “change of control” is deemed an assignment of rights, and (iv) “merger” refers to any merger in which a party participates, regardless of whether it is the surviving or disappearing corporation.

11.6 Counterparts and Facsimile Signature. The Parties may sign this Agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument. This Agreement may be executed by facsimile signature.

11.7 Headings. The section headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8 Notices.

(a) For a notice or other communication (a “Notice”) under this Agreement to be valid, it must be in writing and signed by the sending Party, and the sending Party must use one of the following methods of delivery: (i) personal delivery; (ii) registered or certified mail, in each case, return receipt requested and postage prepaid; or (iii) nationally recognized overnight courier, with all fees prepaid.

(b) For a Notice to be valid, it must be addressed to the receiving party at one or more addresses listed below for the receiving party or to any other address designated by the receiving party in a Notice in accordance with this section 11.8.

If to Seller:	Chief Exploration & Development LLC
5956 Sherry Lane, Suite 1500
Dallas, Texas 75225
Attn: David Hundley
Phone: 214-265-9590
Fax: 214-265-9593

Buyer shall also send a copy of each Notice to:

Radler 2000 Limited Partnership
3131 West 7th Street, Suite 400
Fort Worth, Texas 76107
Attn: Michael G. Radler
Phone: 817-632-5200
Fax: 817-632-5220

Thompson & Knight LLP
1722 Routh Street, Suite 1500
Dallas, Texas 75201
Attn: Arthur Wright
Phone: 214-969-1303
Fax: 214-999-1695

If to Buyer:
EXCO Holding (PA), Inc. c/o EXCO Resources, Inc.
12377 Merit Drive, Suite 1700
Dallas, Texas 75251
Attention: R.L. Hodges
Telephone No. (for verification purposes only): (214) 368-2084

Seller shall also send a copy of each Notice to:

EXCO Resources, Inc.
12377 Merit Drive, Suite 1700
Dallas, Texas 75251
Attention: William L. Boeing
Telephone (for verification purposes only): (214) 706-3306

(c) Subject to Section 11.8(d), a valid Notice is effective when received by the receiving party in accordance with Sections 11.8(a) and 11.8(b) A Notice is deemed to have been received as follows:

(i) If it is delivered in person or sent by registered or certified mail or by nationally recognized overnight courier, upon the earlier of (1) receipt as indicated by the date on the signed receipt, and (2) four Business Days after the Business Day on which it is sent to the receiving party.

(ii) If the receiving party rejects or otherwise refuses to accept it, or if it cannot be delivered because of a change in address for which no notice was given, then upon that rejection, refusal or inability to deliver.

(d) If a Notice is received after 5:00 p.m., Dallas, Texas time on a Business Day at the location specified in the address for the receiving party, or on a day that is not a Business Day, then the Notice is deemed received at 9:00 a.m. on the next Business Day.

(e) If more than one method for delivery of a Notice under Section 11.8(a) is used, the earliest Notice date established by Section 11.8(c) will control.

(f) If a Notice is given under this Section 11.8 of a permitted successor or assign of a Person, then a Notice will be given as provided in this Section 11.8 also to such successor or assign of such Person.

11.9 Governing Law. The Laws of the State of Texas, without giving effect to principles of conflict of laws, govern all matters arising under this agreement, including all tort claims.

11.10 Suspended Funds. At Closing Sellers will transfer to Buyer all funds, if any, held by Sellers in suspense owing to Third Persons on account of production from the Purchased Assets, together with identification of those funds on a Well-by-Well and owner-by-owner basis. Buyer shall assume responsibility for the payment thereof to Third Persons entitled to the same, to the extent of the funds transferred, and shall indemnify and hold Sellers harmless for claims related to or arising out of Buyer’s payment, mispayment or failure to make payment of such funds. Sellers shall indemnify and hold harmless Buyer for claims related to wrongfully withheld suspended funds attributable to the period of time prior to the Effective Time.

11.11 Amendments. No amendment of this Agreement will be effective unless it is in writing and signed by the Parties. To be valid, any document signed by a Party in accordance with this Section 11.11 must be signed by an officer of that Party authorized to do so.

11.12 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, (a) the remainder of this Agreement, or application of that provision to any Persons or circumstances other than those as to which it is held unenforceable, will not be affected by that unenforceability and will be enforceable to the fullest extent permitted by Law, and (b) the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties to the fullest extent permitted by applicable Law.

11.13 Sellers’ Obligations Several Not Joint. Anything to the contrary notwithstanding, the obligations and liability of each Seller, arising under and in connection with this Agreement shall be several, in proportion to its ownership interests in the Purchased Assets giving rise to such obligations and liabilities, and not joint. The representations, warranties, and covenants relating to the business organization of a “Seller” or “Sellers,” are made individually by each Seller only as to such Seller’s business organization. Each covenant or representation, or warranty made by “Seller” or “Sellers,” is made individually and severally by each Seller and, no Seller shall be liable to Buyer for any breach by any other Seller.

11.14 Sellers’ Representative. Sellers hereby appoint Chief E&D as their sole representative (“Sellers’ Representative”) to act as the agent and on behalf of Sellers for all purposes under this Agreement, including for the purposes of: (i) administering and supervising the conduct of Buyer’s Title Review pursuant to Article VI and the conduct of Buyer’s physical inspection and Site Assessment pursuant to Article V including without limitation determining any adjustments to the Purchase Price in accordance with Article I or Article VI, giving and receiving environmental reports, materials and assessments as provided in Article V and entering into any agreements contemplated by Article VI; (ii) determining whether the conditions to closing in Article II have been satisfied and supervising the Closing, including waiving any such condition if Sellers’ Representative, in its sole discretion, determines that such waiver is appropriate; (iii) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Representative in its sole discretion, in connection with the amendment of this Agreement or waivers of any term of this Agreement in accordance with Section 11.11; (vi) taking any and all actions that may be necessary or desirable, as determined by Sellers’ Representative in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to Sellers in connection with the transactions contemplated by this Agreement; (vii) granting any consent or approval on behalf of Sellers under this Agreement; (viii) executing and delivering any documents and interests or taking any action as may be necessary or advisable pursuant to Section 5.6; and (ix) taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by Sellers’ Representative on behalf of Sellers. As the representative of Sellers, Sellers’ Representative shall act as the agent for Sellers, shall have authority to bind Sellers in accordance with this Agreement, and Buyer may rely on such appointment and authority. Sellers shall fully release, indemnify and hold Buyer harmless for any actions taken, or inactions by, Sellers’ Representative in connection with this Agreement that are alleged to be in violation of Sellers’ Representative’s authority.

11.15 Submission to Jurisdiction. Each Party: (a) submits to the jurisdiction of any state or federal court sitting in Dallas, Texas in any Action arising out of or relating to this Agreement (including any Action for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder); (b) agrees that all claims in respect of such Action may be heard and determined in any such court; (c) waives any claim of inconvenient forum or other challenge to venue in such court; (d) agrees not to bring any Action arising out of or relating to this Agreement in any other court; and (e) waives any right it may have to a trial by jury with respect to any Action arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 11.8, provided that nothing in this Section 11.15 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by Law.

11.16 Construction. (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference in this Agreement to “including” shall be interpreted as “including, without limitation.”

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise. All references to Exhibits and Schedules refer to the Exhibits and Schedules attached to this Agreement, unless the context clearly indicates otherwise. The Exhibits and Schedules which are attached to this Agreement are incorporated into and made a part of this Agreement for all purposes.

(e) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.17	Limitation on Damages.

(a) COVERAGE. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT AND IN THE ASSIGNMENT, BILL OF SALE AND CONVEYANCE TO BE DELIVERED AT CLOSING, AND IT IS UNDERSTOOD THAT, WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYER TAKES THE PURCHASED ASSETS AS IS AND WHERE IS AND WITH ALL FAULTS. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY GIVEN IN THIS AGREEMENT AND IN THE ASSIGNMENT, BILL OF SALE AND CONVEYANCE TO BE DELIVERED AT CLOSING, SELLER HEREBY (I) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE PURCHASED ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE PURCHASED ASSETS) AND (II) NEGATES ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLER AND BUYER THAT THE PURCHASED ASSETS ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

(b) TEXAS DECEPTIVE TRADE PRACTICES ACT WAIVER. BUYER (A) REPRESENTS AND WARRANTS TO SELLER THAT IT (I) IS ACQUIRING THE PURCHASED ASSETS FOR COMMERCIAL OR BUSINESS USE, (II) IS REPRESENTED BY LEGAL COUNSEL, (III) ACKNOWLEDGES THE CONSIDERATION PAID OR TO BE PAID FOR THE PURCHASED ASSETS WILL EXCEED $500,000, AND (IV) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS SUCH THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO THE SELLER; AND (B) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE UNDER THE DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT OF THE STATE OF TEXAS, TEX. BUS. & COM. CODE § 17.41 ET SEQ. TO THE MAXIMUM EXTENT IT CAN DO SO UNDER APPLICABLE LAW, IF SUCH ACT WOULD FOR ANY REASON BE DEEMED APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY.

WAIVER OF CONSUMER RIGHTS

BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES – CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

FURTHERMORE, WITH RESPECT TO PURCHASED ASSETS WHICH ARE LOCATED IN A STATE OR SUBJECT TO A JURISDICTION OTHER THAN TEXAS, BUYER WAIVES ANY COMPARABLE PROVISION OF THE LAW OF THE STATE OR OTHER JURISDICTION WHERE SUCH PURCHASED ASSETS ARE LOCATED OR TO WHICH SUCH PURCHASED ASSETS ARE SUBJECT.

(c) DAMAGES. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYER AGREE THAT THE RECOVERY BY EITHER PARTY HERETO OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY (AND THE INDEMNIFIED PERSONS TO WHICH SUCH OBLIGATIONS MAY EXTEND UNDER THE TERMS HEREOF) AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, BUSINESS INTERRUPTION OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER. This Section shall operate only to limit a Party’s liability and shall not operate to increase or expand any contractual obligation of a Party hereunder or cause any contractual obligation of a Party hereunder to survive longer than provided in Section 8.4.

(d) PLUGGING AND ABANDONMENT OBLIGATIONS. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS EXPRESSLY AGREED FOR ALL PURPOSES OF THIS AGREEMENT THAT (I) THE PLUGGING AND ABANDONMENT OBLIGATIONS CONSTITUTE ASSUMED LIABILITIES, (II) THE PLUGGING AND ABANDONMENT OBLIGATIONS SHALL NOT CONSTITUTE ENVIRONMENTAL CONDITIONS, ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL DEFECTS OR ENVIRONMENTAL MATTERS, (III) EXCEPT FOR THE REPRESENTATION SET FORTH IN SECTION 3.15, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PLUGGING AND ABANDONMENT OBLIGATIONS, AND (IV) SELLER SHALL HAVE NO LIABILITIES OR OBLIGATIONS WITH RESPECT TO PLUGGING AND ABANDONMENT OBLIGATIONS EXCEPT TO THE EXTENT SUCH OBLIGATIONS RELATE TO THE EXCLUDED ASSETS.

(e) ENVIRONMENTAL RELEASE. Buyer and its Affiliates shall have no rights to recovery or indemnification for environmental liabilities relating to the Purchased Assets under this Agreement or at law other than the rights and remedies specifically provided in Article V herein or Article VIII herein (solely with respect to any breach by Sellers of their representation in Section 3.9), and all rights or remedies which Buyer and its Affiliates may have at or under any law with respect to any environmental liabilities are expressly waived other than the rights and remedies specifically provided in Article V herein or Article VIII herein (solely with respect to any breach by Sellers of their representation in Section 3.9). FROM AND AFTER THE CLOSING AND EXCEPT FOR THE RIGHTS AND REMEDIES SPECIFICALLY PROVIDED IN ARTICLE V HEREIN OR ARTICLE VIII HEREIN (SOLELY WITH RESPECT TO ANY BREACH BY SELLERS OF THEIR REPRESENTATION IN SECTION 3.9), BUYER AND ITS AFFILIATES DO HEREBY AGREE, WARRANT AND COVENANT TO RELEASE, ACQUIT AND FOREVER DISCHARGE EACH SELLER AND ITS AFFILIATES FROM ANY AND ALL CLAIMS OF WHATSOEVER NATURE, INCLUDING WITHOUT LIMITATION ALL CLAIMS FOR CONTRIBUTION AND INDEMNITY UNDER STATUTE, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT, OR COMMON LAW, WHICH COULD BE ASSERTED NOW OR IN THE FUTURE AND THAT RELATE TO OR IN ANY WAY ARISE OUT OF ENVIRONMENTAL LIABILITIES OR OTHER ENVIRONMENTAL MATTERS RELATING TO THE PURCHASED ASSETS. FROM AND AFTER CLOSING, BUYER AND ITS AFFILIATES WARRANT, AGREE AND COVENANT NOT TO SUE OR INSTITUTE ARBITRATION AGAINST ANY SELLER OR ITS AFFILIATES UPON ANY CLAIM FOR INDEMNITY AND CONTRIBUTION THAT HAVE BEEN ASSERTED OR COULD BE ASSERTED FOR ANY ENVIRONMENTAL LIABILITIES OR OTHER ENVIRONMENTAL MATTERS RELATING TO THE PURCHASED ASSETS, EXCEPT FOR THE PURPOSE OF ENFORCING ARTICLE V HEREIN OR ARTICLE VIII HEREIN (SOLELY WITH RESPECT TO ANY BREACH BY SELLERS OF THEIR REPRESENTATION IN SECTION 3.9).

11.18 Minimum Royalty Litigation. Notwithstanding anything to the contrary herein, Sellers make no representation, warranty or covenant with respect to any Minimum Royalty Litigation.

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The Parties are signing this Agreement on the date stated in the introductory clause.

SELLER:

Chief Exploration & Development LLC

By:	/s/ Trevor Rees-Jones

Name:	Trevor Rees-Jones

Title:	President

Chief Oil & Gas LLC

By:	/s/ Trevor Rees-Jones

Name:	Trevor Rees-Jones

Title:	President

Radler 2000 Limited Partnership
By:	Tug Hill, Inc., its General Partner

By:	/s/ Michael G. Radler

Name:	Michael G. Radler

Title:	President

BUYER:

EXCO HOLDING (PA), INC.
By:	/s/ R.L. Hodges

Name:	R.L. Hodges

Title:	Vice President

[Signature Page to Asset Purchase Agreement]